Exhibit 10.22
                                 -------------



                                     MONTANA
                                     MIKE'S
                                   STEAKHOUSE




                                    EXHIBIT F


                            STOCKADE FRANCHISING, LP


                               FRANCHISE AGREEMENT


                            BRANSON RESTAURANTS, INC.
                                   Franchisee






                        Date of Agreement: July 21, 2005
                     Date of Restaurant Opening: Sept. 2005

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TABLE OF CONTENTS

Section                                                                    Page
-------                                                                    ----
1.       GRANT OF FRANCHISE                                                  2
2.       DEVELOPMENT AND OPENING OF THE RESTAURANT                           3
3.       TRAINING AND GUIDANCE                                               5
4.       PROPRIETARY MARKS                                                   7
5.       RELATIONSHIP OF THE PARTIES/INDEMNIFICATION                         9
6.       FEES                                                               10
7.       CONFIDENTIAL INFORMATION                                           12
8.       RESTAURANT IMAGE AND OPERATING STANDARDS                           14
9.       MARKETING                                                          20
10.      ACCOUNTING, REPORTS, AND FINANCIAL STATEMENTS                      23
11.      ANNUAL REVIEWS, INSPECTIONS, AND AUDITS                            24
12.      TRANSFER                                                           25
13.      RENEWAL OF FRANCHISE                                               28
14.      TERMINATION OF AGREEMENT BY FRANCHISEE OR CESSATION OF
         RESTAURANT OPERATION                                               29
15.      TERMINATION OF THE FRANCHISE                                       31
16.      RIGHTS AND OBLIGATIONS OF FRANCHISOR AND FRANCHISEE UPON
         TERMINATION OR EXPIRATION OF THE FRANCHISE                         34
17.      TEMPORARY DE-IDENTIFICATION OF THE RESTAURANT                      37
18.      CASUALTY LOSS OR CONDEMNATION                                      37
19.      ENFORCEMENT                                                        38
20.      NOTICES AND PAYMENTS                                               41
21.      ARBITRATION AND DISPUTE RESOLUTION                                 42
22.      ACKNOWLEDGMENTS                                                    44


Attachments:
  Attachment 1   Guaranty and Assumption of Obligations...........Attachment 1-1
  Attachment 2   Collateral Assignment of Telephone Numbers,
                 Telephone Listings, and Internet Addresses.......Attachment 2-1
  Attachment 3   Franchisee Questionnaire.........................Attachment 3-1
  Attachment 4   State Specific Addenda...........................Attachment 4-1

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                            STOCKADE FRANCHISING, LP
                               FRANCHISE AGREEMENT

         This Franchise Agreement is made on this 21st day July, 2005, between Stockade Franchising, LP, a Nevada limited partnership "Franchisor"), and Branson Restaurants, Inc. ("Franchisee").

                                   WITNESSETH:

         WHEREAS, Franchisor owns certain confidential information relating to, and has designed, instituted, developed and promoted a unique restaurant concept for which substantial goodwill has been created. Such restaurants consist of family steak houses and are operated under the trade name "MONTANA MIKE'S STEAKHOUSE(R)," utilize distinctive recipes, ingredients, and methods of preparing and serving foods, and are operated with uniform formats, systems, menus, methods, specifications, standards, and procedures ("System"), all of which may be improved, further developed, or otherwise modified by Franchisor from time-to-time. Franchisor uses, promotes, and licenses the proprietary service mark "MONTANA MIKE'S STEAKHOUSE(R)" (and associated designs) and other trademarks, service marks, logos, and commercial symbols in connection therewith ("Proprietary Marks"); and

         WHEREAS, Franchisor grants to persons who meet Franchisor's qualifications and are willing to undertake the requisite investment and effort to establish and develop "MONTANA MIKE'S STEAKHOUSE(R)" restaurants ("Franchised Restaurants"), franchises to operate Franchised Restaurants offering the food items authorized and approved by Franchisor and utilizing the System and the Proprietary Marks; and

         WHEREAS, Franchisee acknowledges that he has read this Agreement and Franchisor's Uniform Franchise Offering Circular and that Franchisee understands and accepts the terms, conditions and covenants contained in this Agreement as being reasonably necessary to maintain Franchisor's high standards of quality and service and the uniformity of those standards at all Franchised Restaurants in order to protect and preserve the goodwill of the Proprietary Marks; and

         WHEREAS, Franchisee acknowledges that other license or franchise agreements have been or may be granted by Franchisor at different times and in different situations and further acknowledges that the terms and conditions of such agreements may vary from those contained in this Agreement; and

         WHEREAS, Franchisee acknowledges that he has conducted an independent investigation of the business venture contemplated by this Agreement and recognizes that, like any other business, it involves business risks and that the success of the venture is largely dependent upon the business abilities of Franchisee; and

         WHEREAS, Franchisor expressly disclaims the making of, and Franchisee acknowledges that it has not received or relied upon, any guaranty, express or implied, as to the revenues, profits, or success of the business venture contemplated by this Agreement; and

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         WHEREAS, Franchisee acknowledges that he has not received or relied on any representations about the franchise granted in this Agreement by Franchisor, or its officers, directors, employees, or agents, that are contrary to the statements made in Franchisor's Uniform Franchise Offering Circular or to the terms of this Agreement and that in all of their dealings with Franchisee, the officers, directors, employees, and agents of the Franchisor act only in a representative capacity and not in an individual capacity; and

         WHEREAS, Franchisee further acknowledges that this Agreement, and all business dealings between Franchisee and such individuals as a result of this Agreement, are solely between Franchisee and Franchisor; and

         WHEREAS, Franchisee further' represents to the Franchisor, as an inducement to its entry into this Agreement, that Franchisee has made no misrepresentations in obtaining the franchise granted herein.

         NOW, THEREFORE, in consideration of the mutual covenants and promises contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows.

1. GRANT OF FRANCHISE

         1.01 Grant of License. Franchisee has applied for a franchise to own and operate one (1) Franchised Restaurant at 3215 W. Highway 76, Branson, MO 65616 , ("Premises") and such application has been approved by Franchisor in reliance upon all of the representations made in this Agreement. Franchisor hereby grants to Franchisee, subject to all of the terms, provisions, and conditions contained in this Agreement, a non-exclusive franchise ("Franchise") to operate a Franchised Restaurant solely at the Premises, and to use the System and Proprietary Marks in the operation thereof, for a term of fifteen (15) years commencing on the opening of the Franchised Restaurant (as set forth on the cover page of this Franchise Agreement) unless sooner terminated, as provided in
Section 15. Termination or expiration of this Agreement shall constitute a termination or expiration of the Franchise.

         Provided Franchisee is in substantial compliance with this Agreement, Franchisor shall not operate or grant a franchise for the operation of another Franchised Restaurant within a three (3) mile radius of the above Premises ("Exclusive Area") nor will Franchisor itself operate or grant a franchise for the operation of any other family-style steak house restaurant similar to the type of restaurant used in the System without first offering such restaurants to Franchisee in a manner comparable to that provided to Franchisor in Section 12 of this Agreement.

         1.02 Retention of Certain Rights. Notwithstanding anything to the contrary, Franchisor (on behalf of itself and its affiliates) retains the right in its sole discretion to:

                  (a) establish company-owned stores or grant the rights to operate Franchised Restaurants providing products or services outside of the Exclusive Area.

                  (b) offer and sell food products, including frozen products, under the Proprietary Marks, or other marks, through retail locations, including retail food stores, convenience stores, hotel shops, kiosks, theatres, malls, airports, college campuses, gas stations, and other retail locations, at special events or through any other channels of distribution, including other restaurants, mail order, catalogue sales, or over the Internet, within or outside the Exclusive Area.

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                  (c) establish or grant the rights to operate restaurants
         providing products or services other than under the Proprietary Marks, including utilizing Franchisor's other marks, specifically licensed to Franchisee in the Franchise Agreement within or outside the Exclusive Area.

                  (d) offer or sell any products or services under any other marks through any other channels of distribution regardless of location.

                  (e) Purchase, or be purchased by, or merge or combine with, any competing or non-competing business, wherever located.

         1.03 Agreement to Operate. Franchisee agrees that it will at all times, faithfully, honestly and diligently perform its obligations of this Agreement, that it will continuously exert its best efforts to promote and enhance the business of the Franchise and that it will not engage in the operation of any other steak house, restaurant (whether full or limited service) or similar business or activity that may conflict with its obligations, in Franchisor's sole discretion, without prior notification and approval by Franchisor in writing. Notwithstanding the foregoing, the operation of another restaurant concept by Franchisee as a duly franchised franchisee of Franchisor shall not constitute a breach of this Section 1.03.

2. DEVELOPMENT AND OPENING OF THE RESTAURANT

         2.01 Site Plan Approval; Construction. Franchisee shall not commit to purchase or lease any real property, and Franchisee shall not commence any constmction, unless and until the Franchisor has specifically accepted in writing the site location of the Franchised Restaurant proposed by Franchisee and the site plan and other plans and specifications in accordance with which such Franchised Restaurant shall be constructed and equipped. In the event Franchisee leases any real property for the development of the Franchised Restaurant, Franchisee shall cause such lease to contain provisions which state that (1) such lease is assignable to Franchisor without the prior approval of the lessor, (2) that Franchisor shall be entitled to receive notice of any Franchisee defaults and the right, but not the obligation, to cure such defaults; (3) that upon taking assignment from Franchisee, Franchisor shall be entitled to reassign or sublet the Premises to any affiliate or franchisee of Franchisor and to be released from any further liability under the Lease in case of an assignment; and (4) that Franchisor shall be entitled to receive from Lessor copies of any reports or financial statements submitted to Lessor by Franchisee. Franchisee shall cause all construction and equipping of the Franchised Restaurant licensed hereunder to be done in strict compliance with plans and specifications previously provided and accepted by the Franchisor. No deviations therefrom shall be made without the express written acceptance of the Franchisor. The Franchisor shall have the right to supervise and inspect all construction to ensure its compliance with approved plans and specifications. After completion of construction, Franchisee shall not alter, add to, eliminate or modify the interior or exterior of such Franchised Restaurant or any equipment, furnishings or fixtures therein without the prior approval of the Franchisor.


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         2.02 Architectural Plans. In the event Franchisee causes a free-standing Franchised Restaurant to be constructed at the Premises, Franchisor shall furnish standard plans and specifications for a prototype Franchised Restaurant or applicable copies of blueprints from completed restaurant conversions reflecting Franchisor's then current requirements for its design, materials, layout, equipment, fixtures, furniture, furnishings and decoration. It shall be the sole obligation of Franchisee to modify Franchisor's standard plans and specifications to the extent necessary to comply with all applicable ordinances, building codes, permit requirements, lease requirements and restrictions and market considerations. Franchisee shall bear all expenses of obtaining all requisite professional certifications required to construct the Premises. The cost of all modifications shall be at Franchisee's sole expense. In the event Franchisee remodels an in- line building, or a free-standing building, it shall be Franchisee's responsibility to obtain plans and specifications at Franchisee's expense. If plans and specifications are prepared by Franchisee, or for Franchisee by anyone other than Franchisor, or if plans and specifications furnished by Franchisor for the Franchised Restaurant are modified by or for Franchisee by anyone other than Franchisor, Franchisee shall submit final, detailed plans and specifications to Franchisor for its prior written consent before any remodeling or construction is commenced. All construction and remodeling must be in strict accordance with plans and specifications furnished or approved by Franchisor. Franchisor shall have the right to supervise and to inspect all construction and renovation to insure its compliance with approved plans and specifications.

         2.03 Franchised Restaurant Development. Franchisee agrees at its expense to do or cause to be done the following within one (1) year after the date of this Agreement:

                  (a) secure all financing required to fully develop the Franchised Restaurant;

                  (b) obtain all required building, utility, sign, health, sanitation, business permits and licenses, and any other required permits and licenses;

                  (c) construct all required improvements to the Premises and decorate the Franchised Restaurant in compliance with plans and specifications approved by Franchisor;

                  (d) purchase and install all required fixtures, equipment, furniture, furnishings and signs required for the Franchised Restaurant;

                  (e) purchase an opening inventory of authorized and approved food and beverage products and other materials and supplies; and

                  (f) open the Franchised Restaurant for business in accordance with the provisions of Section 1.03.

         In the event Franchisee fails to do or cause to be done any of the above within the time period specified above, Franchisee shall pay to Franchisor, as liquidated damages, the amount of Two Hundred Dollars ($200) per day until such time as Franchisee is in compliance with this Section 2.03 or until such time as both Franchisor and Franchisee execute mutual releases whereby each party releases the other party from any obligations arising out of this Agreement or any other agreement.


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         2.04 Franchised Restaurant Opening. Franchisor will prepare a grand opening advertising and promotional program for Franchised Restaurant which will contain Franchisor's standard opening activities and publicity, and advice and guidance with regard to staffmg, decoration, and operation of the Franchised Restaurant during the grand opening period. Franchisee shall implement such grand opening advertising and promotional program and spend in a manner approved by Franchisor not less than Five Thousand Dollars ($5,000) for advertising and promotional activities during the period commencing with the opening of the Franchised Restaurant and ending forty-five (45) days thereafter.

         2.05 Furnishings, Fixtures, Signs. Equipment and Utensils. Franchisee agrees to use in the development and operation of the Franchised Restaurant only those brands, types, or models of equipment, fixtures, furniture, furnishings, signs, and tableware, flatware, glassware, serving dishes, and table linens (collectively the "Utensils") that Franchisor has approved as meeting its specifications and standards for quality, design, appearance, warranties, and function. The equipment, fixtures, furniture, furnishings, signs, and Utensils designated by Franchisor from time-to-time, shall be purchased only from suppliers approved by Franchisor. Franchisee shall not install or have installed any vending machines (other than for newspaper sales), video games, or similar devices without the prior written approval of Franchisor.

3. TRAINING AND GUIDANCE

         3.01 Store Management. The Franchised Restaurant must at all times be directly supervised by Franchisee or by a designated restaurant manager ("Restaurant Manager") acceptable to Franchisor in Franchisor's reasonable discretion. Franchisor shall furnish to Franchisee's Restaurant Manager and up to two assistant managers a training program of up to eight (8) weeks duration in the operation of a Franchised Restaurant during such period as Franchisor designates prior to the commencement of the operation of the Franchised Restaurant. The training program may be furnished at one (1) or more of Franchisor's principal offices, another Company-operated restaurant or a Franchised Restaurant. Franchisee or the Franchised Restaurant's Restaurant Manager, if other than Franchisee, must successfully complete Franchisor's training program to the satisfaction of Franchisor. Franchisee, or the Restaurant Manager, as the case may be, and up to two assistant managers, must be in training at least ninety (90) days prior to the opening of the Franchised Restaurant. Any. subsequently hired Restaurant Manager must successfully complete Franchisor's training program. Franchisee shall bear all personnel expenses of its trainees during all training programs, including, but not limited to, salaries, benefits, travel, food and lodging costs.

         3.02 Supplemental Management During Start-Up Period. To assist with the store opening, Franchisor shall provide up to three (3) trainers for up to fourteen (14) days each to assist with training before and immediately following the opening of the Franchised Restaurant. Franchisor shall bear all personnel expenses of such trainers, including, but not limited to, salaries, travel, food and lodging costs. In addition to the trainers provided by Franchisor, Franchisee shall also be required to obtain up to twelve (12) additional individuals ("Supplemental Trainers") to assist with training of Franchisee's employees during the period before and immediately after the initial opening of the Franchised Restaurant, for such length of time as Franchisor shall determine. The identities and qualifications of each Supplemental Trainer shall be presented in writing to Franchisor not less than thirty (30) days prior to the proposed opening of the Franchised Restaurant. The number of Supplemental Trainers engaged and the acceptability of the qualifications of each individual

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Supplemental Trainer shall be at the discretion of Franchisor. Franchisee shall bear all personnel expenses incurred from the use of Supplemental Trainers, including, but not limited to, salaries, benefits, travel, food and lodging costs. It is acknowledged and agreed that while providing such start-up assistance Franchisor shall only have a duty to utilize its reasonable efforts and shall not be liable to Franchisee or its owners for any debts, losses, or obligations incurred by the Franchised Restaurant, or to any creditor of Franchisee for any food products, materials, equipment, fixtures, furnishings, Utensils, supplies, or services purchased by the Franchised Restaurant during the periods of time when the training services are being rendered by Franchisor's personnel.

         3.03 Restaurant Managers - Generally. In addition to the rights established hereunder, including those in Section 11, Franchisor and its representatives shall have the right to communicate directly with Franchisee's Restaurant Manager concerning all matters of an operational nature. Franchisor may require Franchisee and/or previously trained and experienced Restaurant Managers to attend periodic refresher courses at locations designated by Franchisor, and failure of Franchisee or the Restaurant Manager to attend such refresher courses shall constitute a default of this Agreement. Franchisee shall be responsible for all personnel salaries, benefits, travel and living expenses which Franchisee and/or its Restaurant Manager incur in connection with initial training and any subsequent refresher training programs.

         3.04 Interference With Employment Relations. During the term of this Agreement, neither Franchisor nor Franchisee shall employ or seek to employ, directly or indirectly, any person serving in a managerial position who is at the time or was at any time during the prior six (6) months employed by the other party, its subsidiaries, or by any franchise holder within Franchisor's franchise system or any other restaurant or retail concept then operated, licensed, franchised, or under development by Franchisor. This Section shall not be violated if, at the time Franchisor or Franchisee employ or seek to employ such person, the then current or former employer, as the case may be, has given its written consent. The parties acknowledge and agree that in the event this
Section is violated, that notwithstanding Section 15.01, the former employer shall be entitled to liquidated damages in the amount of Twenty-Five Thousand Dollars ($25,000) plus reimbursement of all costs and attorney fees incurred. For purposes of this Section 3.04, "managerial position" includes all employees at the pay grade of Restaurant Manager or assistant manager and above as that term is defined in the Manual.

         3.05 Guidance. Franchisor shall advise Franchisee from time-to-time of operating problems of the Franchised Restaurant disclosed by reports submitted to or inspections made by Franchisor or by independent persons hired by Franchisor ("Mystery Shoppers") and shall furnish to Franchisee guidance in connection with:

                  (a) methods, standards, and operating procedures utilized by the Franchised Restaurants;

                  (b) preparation of food products and development of new products;

                  (c) purchasing approved equipment, furnishings, fixtures, furniture, signs, Utensils, food products, beverages, and supplies;


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                  (d) advertising and promotional programs;

                  (e) employee training; and

                  (f) administrative, bookkeeping, accounting, and general operating and management procedures.

         Such guidance shall, in the discretion of Franchisor, be furnished in the form of the Franchisor's confidential operations manual ("Manual"), bulletins, other written materials, and/or telephonic consultations or consultations at the offices of Franchisor or at the Franchised Restaurant. If requested by Franchisee, Franchisor may, at its election, furnish additional guidance and assistance at per diem fees based upon Franchisor's actual cost in providing such guidance and assistance.

         3.06 Manual. Franchisor will loan to Franchisee during the term of the Franchised Restaurant one (1) copy of the Manual. The Manual shall contain mandatory and suggested specifications, standards, and operating procedures prescribed from time-to-time by Franchisor for the Franchised Restaurant and information relative to other obligations of the Franchisee hereunder and in the operation of Franchised Restaurants. The Manual may be modified from time-to-time in Franchisor's sole discretion to reflect changes in the image, decor, design, format, appearance, methods, standards and specifications, operating procedures, menus and recipes, and food products and beverages approved and required for the Franchised Restaurants. Franchisee shall keep its copy of the Manual current and in the event of a dispute relative to the contents of the Manual, the master copy maintained by Franchisor at its principal office shall be controlling. Franchisee may not at any time reproduce any part of the Manual.

4. PROPRIETARY MARKS

         4.01 Ownership of Goodwill and Proprietary Marks. Franchisee acknowledges that Franchisee's right to use the Proprietary Marks is derived solely from this Agreement and is limited to the conduct of business by Franchisee pursuant to and in compliance with this Agreement and all applicable standards, specifications, and operating procedures prescribed by Franchisor from time-to-time during the term of this Agreement. Any unauthorized use of the Proprietary Marks by Franchisee shall constitute a breach of this Agreement and an infringement of the rights of Franchisor in and to the Proprietary Marks. Further, Franchisee shall not infringe upon, nor otherwise unlawfully commercially exploit, any other trademarks, service marks, commercial symbols or tradenanies of any other restaurant concept which Franchisor may now or hereafter itself operate, or license or franchise to others, without the prior written consent of Franchisor. Franchisee acknowledges and agrees that all usage of the Proprietary Marks by Franchisee and any goodwill established thereby shall inure to the exclusive benefit of Franchisor and that this Agreement does not confer any goodwill or other interests in the Proprietary Marks upon Franchisee other than the right to operate a Franchised Restaurant in compliance with this Agreement. All provisions of this Agreement applicable to the Proprietary Marks shall apply to any additional proprietary, trade and service marks, and commercial symbols hereafter authorized for use by and licensed to Franchisee by Franchisor.

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         4.02 Limitations on Franchisee's Use of Proprietary Marks. Franchisee
agrees to use the Proprietary Marks as the sole identification of the Franchised Restaurant, provided that Franchisee shall identify itself as the independent owner thereof in the manner prescribed by Franchisor. Franchisee shall not use any Proprietary Mark as part of any corporate or trade name or with any prefix, suffix, or other modifying words, terms, designs, or symbols (other than logos licensed to Franchisee hereunder), or in any modified form (including, utilizing Franchisor's trademarks or registered name for posting, or for use in, a webpage on the Internet, registering an Internet domain name, or in an electronic mail [e-mail] address), nor may Franchisee use any Proprietary Mark in connection with the performance or sale of any unauthorized services or products or in any other manner not expressly authorized in writing by Franchisor. Franchisee agrees to prominently display the Proprietary Marks at the Franchised Restaurant, on menus, supplies, or packaging materials designated by Franchisor, and in connection with advertising and marketing materials. All Proprietary Marks shall be displayed in the manner prescribed by Franchisor. Franchisee agrees to give such notices of trade and service mark registrations as Franchisor specifies and to obtain such fictitious or assumed name registrations as may be required under applicable law.

         4.03 Infringement. Franchisee shall notify Franchisor in writing within three (3) days of the date Franchisee learns about any apparent infringement of, or challenge to Franchisee's use of any Proprietary Mark, or claim by any person of any rights in any Proprietary Mark or similar trade name, trademark, or service mark of which Franchisee becomes aware. Franchisee shall not communicate with any person other than Franchisor, its counsel or Franchisee's counsel in connection with any such infringement, challenge, or claim. Franchisor shall have sole discretion to take such action as it deems appropriate and the right to exclusively control any litigation, U.S. Patent and Trademark Office proceeding or other administrative proceeding arising out of any such infringement, challenge, or claim or otherwise relating to any Proprietary Mark or the System. If Franchisor elects, in its sole discretion, to defend the infringement allegation, Franchisor shall, at Franchisor's own cost and expense, vigorously defend Franchisee to the Court of first determination against any challenge to Franchisee's use of any Proprietary Mark or right to use the System, or part thereof, or any claim by any person of any rights in any Proprietary Mark or similar trade name, trademark, service mark or trade dress used in connection with the System or the business contemplated hereby except for proprietary rights in trade names, trademarks, or service marks arising under the cOmmon law and Franchisor shall indemnify Franchisee from any and all loss or damage Franchisee may suffer, whether by a judgment against Franchisee or by a settlement consented to by Franchisor arising from such challenge or claim. Franchisee shall make no claim against Franchisor and shall hold Franchisor harmless from any and all direct or indirect, costs, damages, demands, expenses, losses or liabilities suffered by Franchisee as a result of any modification of the System necessitated by such claim or challenge, including the costs of altering the Franchised Restaurant, or any reduction in sales revenues or profits, or increased capital expenditures or operating costs resulting from such modification and occasioned by any litigation arising out of any such claim or challenge relating to Franchisee's use of any Proprietary Mark or right to use the System. Further, Franchisee shall waive any and all past, present or future claims, demands, or actions it may have against Franchisor arising from such litigation except as provided in the foregoing provisions of this Section 4.03. Franchisee agrees to and shall execute any and all instruments and documents, render such assistance and do such acts and things as may, in the opinion of Franchisor's counsel, be necessary or advisable to protect and maintain the interests of Franchisor in any such litigation, U.S. Patent and Trademark Office proceeding, other administrative proceeding, or to otherwise protect and maintain the interests of Franchisor in the Proprietary Marks.

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         4.04 Discontinuance of Use of Proprietary Marks. If it becomes advisable at any time in Franchisor's sole discretion for Franchisor and/or Franchisee to modify or discontinue use of any Proprietary Marks, and/or to use one (1) or more additional or substitute trade or service marks, Franchisee agrees to and shall comply with Franchisor's direction to supplement, modify or otherwise discontinue, at Franchisee's own expense the use of such Proprietary Marks within a reasonable time after notice thereof by Franchisor.

5. RELATIONSHIP OF THE PARTIES/INDEMNIFICATION

         5.01 Independent Status. It is understood and agreed by the parties hereto that this Agreement does not create a fiduciary relationship between them, that Franchisor and Franchisee shall be independent contractors, and that nothing in this Agreement is intended to make either party a general or special agent, joint venturer, partner, or employee of the other for any purpose. Franchisee shall conspicuously identify himself in all dealings with customers, suppliers, public officials, and others as the owner of the Franchised Restaurant under a franchise with Franchisor and shall place such other notices of independent ownership on such forms, guest checks, business cards, comment cards, stationery, advertising, and other materials as Franchisor may require from time-to-time.

         5.02 Additional Limitations on Franchisee's Use of Proprietary Marks. Franchisor has not authorized or empowered Franchisee to use the Proprietary Marks except as provided by this Agreement and Franchisee shall not employ any of the Proprietary Marks in signing any contract, check, purchase agreement, negotiable instrument, or legal obligation, application for any license or permit, or in a manner that may result in liability of Franchisor for any indebtedness or obligation of Franchisee. Except as expressly authorized by this Agreement, neither Franchisor nor Franchisee shall make any express or implied agreements, warranties, guarantees or representations, or incur any debt, in the name of or on behalf of the other or represent that their relationship is other than franchisor and franchisee.

         5.03 Limitations on Liability. Neither Franchisor nor Franchisee shall be obligated by or have any liability under any agreements or representations made by the other that are not expressly authorized hereunder, nor shall Franchisor be obligated for any damages to any person or property directly or indirectly arising out of the operation of the Franchised Restaurant, or Franchisee's business authorized by or conducted pursuant to the Franchise, whether caused by Franchisee's negligent or willful action or failure to act to the relative extent such damages do not arise out of Franchisor's negligence, wrongful act or improper failure to act. Franchisor shall have no liability for any sales, use, occupation, excise, gross receipts, income, property or other taxes, whether levied upon Franchisee, the Franchised Restaurant, or Franchisee's property, or upon Franchisor, in connection with the sales made or business conducted by Franchisee or payments to Franchisor pursuant hereto.

         5.04 Indemnification. Franchisee shall indemnify and hold harmless Franchisor, its shareholders, directors, officers, employees, agents, and assignees against any liability for any claims, including those specified in

Section 5.03, arising out of the operation of the Franchised Restaurant. For purposes of this indemnification, "claims" shall mean and include all obligations, actual and consequential damages, taxes, and costs reasonably incurred by Franchisor in the defense of any claim against Franchisor or in any action in which Franchisor is named as a party, including without limitation reasonable accountants', attorneys' and expert witness fees, costs of investigation and proof of facts, court costs, other litigation expenses and travel and living expenses. Franchisor shall have the right to defend any such claim against it by employing reasonable counsel of its choice, subject to full reimbursement of all legal fees by Franchisee. Franchisor shall use its reasonable efforts to cooperate with Franchisee in any litigation or judicial or administrative proceeding to avoid duplication of time, effort or expenditure to the greatest extent possible without compromising Franchisor's interest in such matter. This indemnity shall continue in full force and effect subsequent to and notwithstanding the expiration or termination of this Agreement.

6. FEES

         6.01 Initial Franchise Fees. Franchisee shall pay to the Franchisor an initial franchise fee ("Initial Franchise Fee") in the amount of Twenty Thousand Dollars ($20,000), which is due and payable at the time Franchisee submits this Agreement to Franchisor for execution by Franchisor. The parties agree that the Initial Franchise Fee is fully earned by Franchisor upon receipt of payment by Franchisee and Franchisee shall not be entitled to a refund of the Initial Franchise Fee for any reason.

         6.02 Royalty and Service Fee. Franchisee shall pay to Franchisor during the term of this Agreement on or before the tenth (10th) day of each calendar month a royalty and service fee in the amount of three percent (3%) of the Net Sales (as defined in Section 6.03) derived from the operation of the Franchised Restaurant for the then preceding calendar month ("Continuing Royalties"). If there is hereafter assessed any nature of sales tax or use tax or other tax on Continuing Royalties or other sums previously or hereafter received by Franchisor under this Agreement ("Sales Tax"), then in addition to all Continuing Royalties and other payments to be made by Franchisee as provided in this Agreement, Franchisee shall also pay Franchisor or the taxing authority, if required by law, a sum equal to the amount of such Sales Tax. The term "Sales Tax" shall not include any income taxes applicable to Franchisor. Any Sales Tax paid to Franchisor shall be paid when due to the taxing authority.

         6.03 Definition of "Net Sales". As used in this Agreement, the term "Net Sales" shall mean the total aggregate of all monies and receipts received by Franchisee and derived from (i) all products prepared and services performed at the Franchised Restaurant licensed hereunder, (ii) all sales and orders made, solicited or received at such location, and (iii) all other business whatsoever conducted or transacted at or from such Franchised Restaurant, and whether such Net Sales are evidenced by cash, credit, check, gift certificates, services, property or other means of exchange and whether such Net Sales are derived from the sale of food, beverages, liquor, other goods (other than restaurant equipment), supplies or catering services. Net Sales shall also be deemed to mean the total aggregate of all monies and receipts received by Franchisee from any other business (including but not limited to, any approved vending or game machine receipts other than those received from newspaper vending machines, coin telephones or jukeboxes) operated upon the Premises. However, there shall be excluded from Net Sales (i) all Sales Taxes imposed by governmental authorities directly on sales and actually collected from customers, provided such taxes are added to the selling price and accounted for separately on all sales receipts and are, in fact, paid by Franchisee to the appropriate governmental authority,
(ii) promotional or discount sales or coupons to the extent Franchisee realizes no revenue therefrom through issuance, redemption or otherwise, and (iii) amounts received directly by Franchisee's employees from customers as gratuities or tips for services rendered. Net Sales shall be deemed to be realized by Franchisee at the time of the sale or delivery of the products, merchandise, or services, irrespective of the time when Franchisee actually received payment. Net Sales consisting of property or services shall be valued at their fair market value at the time such property or services were received by or for the account of Franchisee. In the event of the occurrence of a casualty loss, the definition of Net Sales shall be an amount equal to the lost revenues utilized by Franchisee's insurance company in calculating the amount of revenues recoverable under any business interruption policy.

         6.04 Interest on Late Payments. All Continuing Royalties and marketing contributions due hereunder, amounts due for purchases by Franchisee from Franchisor or its affiliates, and other amounts which Franchisee owes to Franchisor or its affiliates shall be paid punctually, without the necessity for invoice by Franchisor, and shall bear interest after the due date at the highest applicable legal rate for open account business credit, not to exceed two percent (2%) per month. Franchisee acknowledges that this Section shall not constitute Franchisor's agreement to accept such payments after such payments are due or a commitment by Franchisor to extend credit to, or otherwise fmance Franchisee's operation of the Franchised Restaurant. Further, Franchisee acknowledges that its failure to pay all amounts when due shall constitute grounds for termination of this Agreement, as provided in Section 15, notwithstanding the provisions of this Section.

         6.05 Application of Payments. Notwithstanding any designation by Franchisee, Franchisor shall have sole discretion to apply any payments by Franchisee or any rebate or other third party payment received by Franchisor on behalf of Franchisee, if any, to any past due indebtedness of Franchisee for Continuing Royalties or marketing contributions due Franchisor, purchases from Franchisor or its affiliates, interest or any other indebtedness.

         6.06 Retention of Fees by the Franchisor. Franchisee acknowledges and agrees that in the event of the termination of the license granted under this Agreement for any reason whatsoever, the Franchisor shall be entitled to retain for its own account any and all Initial Franchise Fee and Royalty and Service Fee payments previously made by Franchisee, and Franchisee agrees that such payments shall be fully earned by the Franchisor as of the date of such payments, and whether or not the Franchised Restaurant licensed under this Agreement is ever opened for business by Franchisee in the Exclusive Area.

         6.07 Concept Transfer Fee: Franchisee shall pay a concept transfer fee ("Concept Transfer Fee") in the amount of One Thousand Dollars ($1,000) if Franchisee requests to change from one franchise concept to another within Franchisor's System. The Concept Franchise Fee shall be paid at the time Franchisee signs a Franchise Agreement for the new concept after Franchisor has approved, in writing, Franchisee's requested change. Franchisor reserves the right to grant or deny Franchisee's request in Franchisor's sole discretion.

7. CONFIDENTIAL INFORMATION

         Franchisor possesses certain types of confidential information, including but not limited to, menu items and new test menu items, ingredients, recipes, formulas, and methods of preparation and presentation of food products sold at Franchised Restaurants, as well as the methods, techniques, formats, specifications, procedures, information, systems, computer software, and knowledge of and experience in the operation and franchising of Franchised Restaurants, and further including, without limitation, any and all of the foregoing that may arise by reason of Franchisor's franchise of, and Franchisee's operation of, the Franchised Restaurant during the term of this Agreement ("Confidential Information").

         Franchisor will disclose the Confidential Information to Franchisee when rendering guidance and assistance to Franchisee under the terms of this Agreement, including by way of example, furnishing the Manual.

         7.01 Limitation on Interest in Confidential Information. Franchisee acknowledges and agrees that, although Franchisee has the right to use the Confidential Information, Franchisee will not acquire any interest in the Confidential Information, other than the right to utilize it in the operation of the Franchised Restaurant (and other Franchised Restaurants, if any, developed under other agreements with Franchisor) during the term of this Agreement, and that the use or duplication of the Confidential Information in the operation of any other family-style steak house or other business which, in Franchisor's sole discretion, would constitute an unfair method of competition.

         7.02 Use of Confidential Information. Franchisee acknowledges and agrees that the Confidential Information is proprietary, involves trade secrets of Franchisor, and is disclosed to Franchisee solely on the express condition that Franchisee agrees, and Franchisee does hereby agree, that Franchisee:

                  (a) shall not use the Confidential Information in the operation of any other restaurant, or other business, including any other restaurant engaged in the sale or preparation of steak or a combination of steak andlor other food items or services;

                  (b) shall maintain the absolute confidentiality of the Confidential Information during and after the term of this Agreement;

                  (c) shall not make any unauthorized copy, duplicate, record, or otherwise reproduce all or any portion of the Confidential Information disclosed in written form;

                  (d) shall never contest the validity of Franchisor's exclusive ownership of and rights to the System or the Confidential Information; and

                  (e) shall adopt and implement all reasonable procedures prescribed from time- to-time by Franchisor to prevent unauthorized use or disclosure of the Confidential Information, including without limitation, restrictions on disclosure to employees, officers, and directors of the Franchisee and the use of non-disclosure and noncompetition clauses as prescribed by Franchisor in employment agreements with any of Franchisee's employees who have access to the Confidential Information.

         Notwithstanding the foregoing, the operation of another restaurant concept by Franchisee as a duly franchised franchisee of Franchisor shall not constitute a breach of this Section 7.02.

         7.03 Exception to Restrictions on Confidential Information. Notwithstanding anything to the contrary contained in this Agreement, the restrictions on Franchisee's disclosure and use of the Confidential Information shall not apply to the following:

                  (a) information, processes, or techniques which are or become generally known and used in the family-style steak house restaurant industry, other than through disclosure (whether deliberate or inadvertent) by Franchisee;

                  (b) disclosure of the Confidential Information in judicial or administrative proceedings to the extent that Franchisee is legally compelled to disclose such information, provided Franchisee shall have used its best efforts, and shall have afforded Franchisor the opportunity to obtain an appropriate protective order, or other assurance satisfactory to Franchisor, of confidential treatment for the information required to be so disclosed; and

                  (c) disclosure to Franchisee's employees to the extent necessary for the proper operation of the Franchised Restaurant.

         7.04 Non-Competition Covenant. Franchisee acknowledges and agrees that Franchisor would be unable to protect the Confidential Information against unauthorized use or disclosure and Franchisor would also be unable to encourage a free exchange of ideas and information among operators of Franchised Restaurants if franchised owners of Franchised Restaurants were permitted to hold interests in any competitive businesses, as described in this Agreement. Franchisee also acknowledges that Franchisor has granted the franchise rights to Franchisee in part in consideration of, and in reliance upon, Franchisee's agreement to deal exclusively with Franchisor. Accordingly, Franchisee, any shareholder or partner (in the event Franchisee is a corporation or partnership), or any spouse or unemancipated child of Franchisee or any shareholder or partner of Franchisee, shall not have any interest as an owner, investor, partner, lender, lessor, director, officer, manager, employee, consultant, representative, or agent, or in any other capacity shall not directly or indirectly enter into the employ, or work in concert with or serve as consultant for, any person, partnership, corporation, association, organization or other entity engaged in the operation of a steak house restaurant or any other restaurant engaged in the sale or preparation of steak, or a combination of steak and/or other food items or services (for example, the use of buffets) similar to the principal food items or services then approved by Franchisor for use in the Franchised Restaurants then in operation in the System and located (i) anywhere during the term of this Agreement and any extension thereof or (ii) following expiration or termination of this Agreement within the Exclusive Area or within a radius of fifty (50) miles from any Franchisor-owned or affiliate-owned restaurant or any franchise concept owned, operated, licensed or franchised by Franchisor, or any concept which, in Franchisor's sole discretion, is similar to any franchise concept owned, operated, licensed, or franchised by Franchisor, wherever situated and operated by whomsoever, then open or under construction or under lease or purchase commitment, for a period of three (3) years after such expiration or termination. Neither the ownership of a class of securities listed on a stock exchange or traded on the over-the-counter market that represents five percent (5%) or less of the number of shares of such class of securities then issued and outstanding, nor the operation of another restaurant concept by Franchisee as a duly franchised franchisee of Franchisor, shall constitute a violation of this Section 7.04. Franchisor and Franchisee agree that the Non-Compete Covenant shall not apply to any business or restaurant owned by Franchisee prior to Franchisee's entry into this Agreement.

         7.05 Improper Disclosure. In the event Franchisee discovers that any of its current or former officers, directors, partners, Restaurant Managers, shareholders or related parties thereto are violating, have violated, or are commencing to violate the prohibitions on disclosure or reproduction of Confidential Information provided for in this Agreement, Franchisee shall immediately notif~' Franchisor of such violation. Franchisor shall seek such legal and equitable relief, including seeking monetary damages, as it deems necessary in its sole discretion. Any and all damages recovered by Franchisor pursuant to any such cause of action shall be the exclusive property of Franchisor. In the event it is determined that any of such damages have been caused by the willful or negligent behavior of Franchisee or due to the failure of Franchisee to properly supervise the actions of the individual found to be in violation of this Agreement, Franchisor shall be reimbursed by Franchisee for all costs and expenses, including attorneys' fees, that were incurred by Franchisor in pursuing such cause of action, whether or not such action results in a favorable judgment to Franchisor.

         7.06 Ownership of Business Records. Franchisee acknowledges and agrees that the Franchisor shall at all times have unrestricted access to all business records ("Business Records") with respect to customers, employees, and other service professionals of, and/or related to, the Franchised Restaurant including, without limitation, all databases (whether in print, electronic or other form), including all names, addresses, phone numbers, e-mail addresses, customer purchase records, and all other records contained in the database, and all other Business Records created and maintained by Franchisee, and that at the expiration or earlier termination of this Franchise Agreement, all Business Records shall become the sole property of Franchisor. Franchisee further acknowledges and agrees that, at all times during and after the termination, expiration or cancellation of this Agreement, Franchisor may access such Business Records, and may utilize, transfer, or analyze such Business Records as Franchisor determines to be in the best interest of the System, in Franchisor's sole discretion.

8. RESTAURANT IMAGE AND OPERATING STANDARDS

        8.01 Condition and Appearance of the Franchised Restaurant. Franchisee shall:

                  (a) not use the Franchised Restaurant or the Premises for any purpose other than the operation of a Franchised Restaurant operated in compliance with this Agreement;

                  (b) maintain the condition and appearance of the Franchised Restaurant and the Premises in accordance with the standards of Franchisor and consistent with the image of a Franchised Restaurant as a clean, sanitary, attractive, and efficiently operated restaurant offering high quality food and beverages and courteous and helpful service;

                  (c) affect such maintenance of the Franchised Restaurant and the Premises as is required by Franchisor from time-to-time to maintam the condition, appearance and efficient operation thereof, including without limitation:

                           (i) continuous and thorough cleaning and sanitation
                  of the interior and exterior of the Premises;

                           (ii) continuous and workmanlike interior and exterior
                  repair of the Premises;

                           (iii) maintenance of equipment at peak efficiency;

                           (iv) replacement of worn out or obsolete
                  improvements, fixtures, furniture, furnishings, equipment, signs and Utensils, with duly approved improvements, fixtures, furniture, furnishings, equipment, signs, and Utensils; and

                           (v) periodic painting and redecorating.

                  (d) upgrade and/or remodel the Franchised Restaurant at its sole cost and expense, which may not be limited in any way, provided Franchisee will have a reasonable time period remaining under the term of this Agreement to amortize the costs of such improvements, at reasonable intervals determined by Franchisor to reflect changes in the image, design, format, or operation of Franchised Restaurants introduced by Franchisor, and required of new Franchised Restaurant franchisees, subject to approval by the Franchisor of detailed plans and specifications for all construction, repair, or refixturing in connection with such upgrading or remodeling; and

                  (e) place or display at the Premises (interior or exterior) only such signs, emblems, lettering, logos, and display any advertising materials that are from time-to- time approved in writing by Franchisor.

         8.02 Alterations to the Premises by Franchisor. In the event Franchisee does not maintain the condition and appearance of the Franchised Restaurant and Premises as required under the terms of this Agreement, Franchisor may, upon not less than twenty (20) days written notice to Franchisee:

                  (a) arrange for the necessary cleaning or sanitation, repair, remodeling, upgrading, painting, or decorating; and

                  (b) replace the necessary leasehold improvements, fixtures, equipment, and signs.

         Franchisee shall reimburse Franchisor for the entire costs incurred by Franchisor to make such alternations to the Premises as determined by Franchisor in Franchisor's reasonable discretion, upon demand by Franchisor.

         8.03 Alterations to the Premises by Franchisee. Franchisee shall not make any material replacements of or alterations to the Premises, improvements, layout, fixtures, furniture and furnishings, signs, equipment, Utensils, or appearance of the Franchised Restaurant as originally developed without prior written approval by Franchisor. Franchisee shall not install or have installed any vending machines (other than for newspaper sales), video games, or similar devices without the prior written approval of Franchisor.

         8.04 Approved Products. Distributors and Suppliers. The reputation and goodwill of Franchised Restaurants is based upon, and can be maintained only by, the sale of distinctive, high quality food products and beverages and the presentation and packaging of such products in an attractive manner. Franchisee therefore will conform the Franchised Restaurant to Franchisor's specifications and quality standards and shall only purchase from distributors and suppliers approved by Franchisor, all food products, beverages, ingredients, flavorings, and garnishes used in the preparation of food products and beverages; menus, containers, cartons, bags, boxes, napkins, other paper and plastic goods, packaging supplies, and other materials and Utensils.

         In approving distributors and suppliers for the Franchised Restaurant, Franchisor may take into consideration such factors as price of products or supplies and reliability of the proposed distributor or other supplier. Franchisor may concentrate purchases with one (1) or more distributor and/or other supplier to obtain the lowest prices and/or the best advertising support and/or services for any group of Company-operated restaurants or Franchised Restaurants. Approval of a distributor or supplier may be conditioned on requirements relating to the frequency of delivery, standards of service, including prompt attention to complaints, and concentration of purchases, as set forth above, and may be temporary, pending a further evaluation of such distributor or other supplier by Franchisor.

         If Franchisee proposes to sell any food product or beverage, or use any ingredients, flavorings, garnishes, or containers, cartons, bags, boxes, paper or plastic goods, packaging supplies or other materials, or Utensils of any type, or to purchase such items from a distributor or other supplier who has not been previously approved by Franchisor, Franchisee shall first notify Franchisor and submit to Franchisor such information, specifications, and samples as Franchisor requests. Franchisor shall within a reasonable time determine whether such item meets its specifications and quality standards and/or whether Franchisor approves such distributor or other supplier and shall notify Franchisee whether the Franchised Restaurant is authorized to utilize or sell such item and/or purchase from such distributor or other supplier.

         Franchisee acknowledges and agrees that Franchisor may derive revenue from the sale of certain proprietary food products or receive rebates or commissions from Franchisee's purchases, and Franchisor shall be entitled to utilize this revenue for any purpose in its sole discretion.

         8.05 Franchised Restaurant Menu. Franchisee shall continuously offer all food items and beverages listed in the menu approved by Franchisor and shall comply with all menu cycle procedures prescribed by Franchisor. If Franchisee desires to add items to or delete items from the Franchised Restaurant's menu, it must first obtain the prior written approval of Franchisor. Franchisee acknowledges that Franchisor requires such approval of new items to assure itself that such items are of the type and quality approved for Franchised Restaurants and are consistent with the image and format of the Franchised Restaurants. Franchisee agrees that it will not, without the prior written approval of Franchisor, offer any food products or beverages or any services that are not then authorized by Franchisor for Franchised Restaurants.

         8.06 Specifications, Standards and Procedures. Franchisee acknowledges that each and every detail of the appearance, layout, decor, food products, beverages, Utensils, materials, and supplies utilized, services offered, and operation of the Franchised Restaurant is important to Franchisor's and other franchisees' Franchised Restaurants. Franchisor shall endeavor to maintain the high standards of quality and service by all Franchised Restaurants franchised or operated by Franchisee. To this end, Franchisee shall cooperate with Franchisor by maintaining these high standards in the operation of the Franchised Restaurant. Franchisor shall have the nglit to rely on responses of independent Mystery Shoppers in evaluating Franchisee's performance under this Agreement. Franchisee agrees to comply with all mandatory specifications, standards and operating procedures relating to:

                  (a) type, quality, purity, taste, portions, weight and/or dimensions, ingredients, uniformity, and manner of preparation and sale of food products and beverages sold by the Franchised Restaurant;

                  (b) appearance and dress of employees;

                  (c) appearance, cleanliness, sanitation, standards of service, and operation of the Franchised Restaurant;

                  (d) submission of requests for approval of food products, beverages, Utensils, materials, supplies, distributors and suppliers;

                  (e) hours and days during which the Franchised Restaurant will be open for business; and

                  (f) customer evaluation forms.

         Further, all mandatory specifications, standards, and operating procedures prescribed from time-to-time by Franchisor in the Manual, or otherwise communicated to Franchisee in writing, shall constitute provisions of this Agreement as if fully set forth herein. Accordingly, all references in this Agreement to Franchisee's obligations under this Agreement shall include all such mandatory specifications, standards, and operating procedures. Franchisor reserves the right to contact any or all of Franchisee's customers, employees, suppliers, distributors, and other service professionals for quality control, market research, and such other purposes as Franchisor deems appropriate, in Franchisor's sole discretion.

         8.07 Hours and Days of Business. Unless otherwise agreed upon by Franchisor and Franchisee, Franchisee agrees to operate the Franchised Restaurant for a minimum of three hundred sixty (360) days each calendar year, except such days as the location is closed for bad weather, civil disorders, acts of God, repairs and casualty loss or loss by eminent domain, as provided in
Section 18. Each day the Franchised Restaurant is open for business, Franchisee shall conduct business and serve food and beverage during such hours as may be specified by Franchisor from time-to-time, which shall be no less than ten (10) hours each day, during the term hereof, subject to the limitations of applicable local law.

         8.08 Compliance with Laws and Good Business Practices. Franchisee shall secure and maintain, in force in its name all required liquor and business licenses, permits, and certificates relating to the operation of the Franchised Restaurant. Franchisee shall operate the Franchised Restaurant in full compliance with all applicable laws, ordinances, and regulations, including, without limitation, all government regulations relating to zoning, access, variances, occupational hazards, health and safety, sign and fire requirements, liquor liability, workers' compensation insurance, unemployment insurance and the withholding and payment of federal and state income taxes, social security taxes and sales taxes. All marketing by Franchisee shall be completely factual, in good taste as determined in the sole judgment of Franchisor, and shall conform to the highest standards of ethical advertising. Franchisee shall in all dealings with its customers, suppliers, Franchisor and the public adhere to the highest standards of honesty, integrity, fair dealing, and ethical conduct. Franchisee agrees to refrain from any business or advertising practice which may be injurious to the business of Franchisor and the goodwill associated with the Proprietary Marks and other company-owned and franchisee-owned restaurants. Franchisee shall notify Franchisor in writing within five (5) days of the commencement of any action, suit or proceeding, and of the issuance of any order, writ, injunction, award or decree of any court, agency, or other governmental instrumentality, which may adversely affect the operation or fmancial condition of Franchisee or the Franchised Restaurant or of any notice of violation of any law, ordinance, or regulation relating to health, sanitation, or the possession or sale of alcoholic beverages at the Franchised Restaurant.

         8.09 Hiring, Training and Appearance of Employees. Franchisee shall hire all employees of the Franchised Restaurant, be exclusively responsible for the terms of their employment and compensation and, except as set forth in
Section 3, for the proper training of such employees in the operation of the Franchised Restaurant. Franchisee shall require all employees to maintain a neat and clean appearance and to conform to the standards of dress and uniforms specified by Franchisor from time-to-time for the Franchised Restaurants.

         8.10 Insurance. During the term of the Franchised Restaurant, Franchisee shall maintain in force under policies of insurance issued by carriers approved by Franchisor:

                  (a) comprehensive public and product liability insurance, including liquor and dram shop liability insurance, against claims for bodily and personal injury, death, and property damage caused by or occurring in conjunction with the operation of the Franchised Restaurant or otherwise in conjunction with the conduct of business by Franchisee pursuant to the Franchise;

                  (b) broad form fire and extended coverage, vandalism, and malicious mischief insurance on the Franchised Restaurant and its contents, including business interruption coverage which provides for payment of lost royalties to Franchisor;

                  (c) workers' compensation and employer's liability insurance as well as such other insurance as may be required by statute or rule of the state or locality in which the Premises are located; and

                  (d) automobile liability insurance, where applicable.

         Such insurance coverage shall be maintained in such amounts as Franchisor determines periodically to be necessary in its sole discretion. Franchisor may periodically increase the amounts of coverage required under such insurance policies and require different or additional kinds of insurance at any time, including excess liability insurance, to reflect inflation, identification of new risks, changes in law or standards of liability, higher damage awards, or other relevant changes in circumstances. Such insurance policies shall insure Franchisee and Franchisor and shall provide for thirty (30) days prior written notice to Franchisor of any material modification, cancellation, or expiration of a policy. In the event Franchisee fails to procure and maintain business interruption coverage and a casualty loss occurs which requires the closing of the Franchised Restaurant, then Franchisee shall pay as liquidated damages for each month commencing with the month when the casualty occurs and continuing until the Franchised Restaurant reopens, a sum equal to the average monthly Continuing Royalty and Service Fee payable by Franchisee for the twelve (12) months immediately preceding the occurrence of such casualty; it being understood that if the Franchised Restaurant has been open for business for less than twelve (12) months, then the average shall be based upon the actual number of months that the Franchised Restaurant has been open prior to the occurrence of the casualty. It is acknowledged and agreed that damages in such event would be difficult or impossible to ascertain, though great and irreparable, and that the provisions contained in this Section 8.10 constitute a reasonable compromise between the parties for purposes of compensating Franchisor for its loss.

         In connection with any construction, renovation, refurbishing, or remodeling of the Franchised Restaurant, Franchisee shall cause the general contractor to maintain with a reputable insurer (i) comprehensive general liability insurance (with comprehensive automobile liability coverage for vehicles used by the franchised business for both owned and non-owned vehicles, builder's risk, product liability, completed operations and independent contractors coverage) in such amounts as Franchisor determines periodically to be necessary and with Franchisor named as an additional insured, (ii) workers' compensation insurance, (iii) employer's liability insurance, as well as (iv) such other insurance as may be required by law.

         If Franchisee fails or refuses to maintain any required insurance coverage, or to furnish satisfactory evidence thereof, Franchisor, at its option and in addition to its other rights and remedies hereunder, may obtain such insurance coverage on behalf of Franchisee and Franchisee shall fully cooperate with Franchisor in its efforts to obtain and maintain such insurance policies, promptly execute all forms or instruments required to obtain any such insurance, allow any inspections of the Franchised Restaurant which are required to obtain or maintain such insurance and pay to Franchisor, on demand, any costs and premiums incurred by Franchisor therefor.

         Franchisee's obligations to maintain insurance coverage as described in this Agreement shall not be affected in any manner by reason of any separate insurance maintained by Franchisor, nor shall the maintenance of such insurance relieve Franchisee of any obligations under Section 5 of this Agreement.

         8.11 Franchisee Modifications or Additions. Notwithstanding anything in this Agreement to the contrary, any and all modifications or additions to the Franchised Restaurant concept developed by Franchisee, Franchisor or other franchisees, during the term of this Agreement, which would constitute trade dress or Confidential Information shall be and become the sole and absolute property of Franchisor, and Franchisor may incorporate the same into the System


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

or any other restaurant concept. Following the expiration or termination of the term of this Agreement, Franchisor shall have the sole and exclusive right to use and to copyright, register and protect such modifications or additions in Franchisor's own name to the exclusion of Franchisee. Franchisee's rights and obligations toward the use of such modifications or additions shall be limited to its rights and obligations regarding Confidential Information as provided for in Section 7 of this Agreement.

         8.12 Computerized Point-of-Sale System. The Franchisee must purchase and maintain the computer hardware required by the Franchisor for operation of the Franchised Restaurant, including computer(s), modem(s), cash drawer(s), receipt printer and report printer. In addition, the Franchisee shall purchase from Franchisor's required source the Franchisor's proprietary computer software for operation of the point of sale system. The Franchisor shall have unlimited access to the data generated by the Franchisee's computerized point of sale system and will poll via modem all of its franchisees' computer systems in order to compile sales data, consumer trends, food and labor costs, and other such financial and marketing information as it may deem appropriate. The Franchisor may distribute this data on a confidential basis to its franchisees, and Franchisor has the right to utilize such information in summary form for purposes of preparing earnings claims or for any other reasonable purpose in support of the System. The Franchisee must purchase and pay for upgrades or new software as required by the Franchisor from time to time in Franchisor's sole discretion, and Franchisee acknowledges and agrees that the costs and expenses for such upgrades and software will not be limited or subsidized by Franchisor in any way.

9. MARKETING

         9.01 By Franchisor. Recognizing the value of marketing to the goodwill and public image of the Franchised Restaurants, Franchisor agrees to maintain and administer a marketing fund ("Marketing Fund") for such marketing (including advertising, promotion, public relations and other marketing programs) as Franchisor may deem necessary or appropriate, in its sole discretion. Franchisee shall contribute to the Marketing Fund an amount designated by Franchisor from time-to-time, but not exceeding one percent (1%) of the Net Sales of the Franchised Restaurant, which shall be payable monthly at the same time Franchisee pays the Continuing Royalties due hereunder. Franchised Restaurants owned by Franchisor and its affiliates shall contribute to the Marketing Fund on the same basis as Franchisee. Franchisor shall have the right at any time, upon ninety (90) days written notice to Franchisee, to increase or decrease the amount of such marketing contribution payable by Franchisee, provided that Franchisee's contributions to the Marketing Fund provided hereunder will not, during any calendar year occurring during the term of this Agreement, or any extension thereof, exceed one percent (1%) of the Net Sales of the Franchised Restaurant. All of such funds, but in no event more than one-half of one percent (.5%) of the Net Sales of the Franchised Restaurant contributed to the Marketing Fund, shall be applied by Franchisor to the payment of the direct and indirect costs of preparing and producing video, audio and written marketing materials ("Production Costs"). In the event that such contributions received by the Marketing Fund exceed the Production Costs, incurred or to be incurred for a particular period, Franchisor may, at its option, refund a portion thereof to Franchisee, hold such surplus for use in subsequent periods, or expend such surplus on advertising expenses other than Production Costs.

         Franchisor shall direct all marketing programs financed by the Marketing Fund. While Franchisor may from time-to-time solicit the input of ideas from franchisees, Franchisor shall nevertheless retain sole discretion over the creative concepts, materials, and endorsements used therein, and the geographic, market, and media placement and allocation thereof, including the use of the Marketing Fund for marketing efforts in Mexico or other markets outside of the United States. Franchisee agrees that the Marketing Fund may be used to pay the costs of conducting marketing surveys and research; employing public relations firms; preparing and producing video, audio, and written marketing materials; administering multi-regional marketing programs, including, without limitation, purchasing television, radio, magazine, billboard, newspaper, and other media advertising, and employing advertising agencies to assist therewith; and providing marketing materials to System franchisees. In determining the distribution of the benefits of the Marketing Fund, Franchisor shall use its reasonable efforts to balance its interest in promoting the System with each Franchised Restaurant's proportionate contribution to the Marketing Fund, whether Franchisor or franchisee-owned. The Marketing Fund shall furnish Franchisee with approved marketing materials on the same terms and conditions as such materials are furnished to other System franchisees.

         The Marketing Fund shall be accounted for separately from the other funds of Franchisor. Franchisor shall not 'use any Marketing Fund monies to defray any of Franchisor's general operating expenses, except for such reasonable salaries, administrative costs, and overhead as Franchisor may incur in activities reasonably related to the administration of the Marketing Fund and its marketing programs (including, without limitation, preparing marketing materials and collecting and accounting for contributions to the Marketing
Fund). Franchisor may spend in any fiscal year an amount greater or less than the aggregate contribution of all Franchised Restaurants to the Marketing Fund in that year and the Marketing Fund may borrow from Franchisor or others to cover temporary deficits in the Marketing Fund or cause the Marketing Fund to invest any surplus for future use by the Marketing Fund. All interest earned on monies contributed to the Marketing Fund will be used to pay marketing costs of the Marketing Fund before other assets of the Marketing Fund are expended. A statement of monies collected and expenditures made by the Marketing Fund shall be prepared annually by Franchisor and shall be made available to the marketing committee and to Franchisee upon request.

         Franchisee understands and acknowledges that the Marketing Fund is intended to maximize general public recognition of the Proprietary Marks and patronage of Franchised Restaurants for the benefit of all Franchised Restaurants. Franchisor undertakes no obligation to ensure that expenditures by the Marketing Fund in or affecting any geographic area are proportionate or equivalent to contributions to the Marketing Fund by Franchised Restaurants operating in any geographic area or that any Franchised Restaurant will benefit directly, in proportion to its contribution to the Marketing Fund, or at all, from the conduct of marketing programs or the placement of advertising. Except as expressly provided in this Section 9.01, Franchisor assumes no direct or indirect liability or obligation to Franchisee with respect to the maintenance, direction or administration of the Marketing Fund.

         9.02 By Franchisee. Franchisee agrees to spend annually for local media marketing of the Franchised Restaurant such amounts as Franchisor requires provided that the aggregate of required local marketing expenditures for the Franchised Restaurant and Franchisee's Marketing Fund contribution will not exceed three percent (3%) of the Franchised Restaurant's Net Sales for any respective calendar year. Franchisee shall submit annually, in form satisfactory to Franchisor, verification of its local marketing expenditures.

         Prior to their use by Franchisee, samples of all local marketing materials (including any materials that are to be posted on a web page) not prepared or previously approved by Franchisor shall be submitted to Franchisor for approval. If written disapproval is not received by Franchisee within fifteen (15) days from the date of receipt by Franchisor of such materials, Franchisor shall be deemed to have disapproved the materials. Franchisee shall not use any marketing materials that Franchisor has disapproved. Franchisee, at Franchisee's sole expense, which shall not count toward Franchisee's local marketing obligation, shall list the Franchised Restaurant in the classified section of the telephone directories distributed within the trade area of the Franchised Restaurant in such category or categories as Franchisor may designate from time to time.

         Franchisee acknowledges that restaurants operated by Franchisor and other franchisees may be located outside of the Exclusive Area but within Metropolitan Statistical Areas ("MSA"), as that term is defined by the United States Office of Management and Budget, or other identifiable marketing areas which include all or a portion of the Exclusive Area in which the Franchised Restaurant is located. In such instances, Franchisee shall use its best efforts to cooperate and coordinate with Franchisor or other franchisees, as the case may be, to maximize the effectiveness of their respective marketing efforts.

         9.03 Advertising Cooperative. In the event Franchisee has in operation a Franchised Restaurant in a Metropolitan Statistical Area ("MSA"), as that term is defined by the United States Office of Management and Budget, which also has located in it either another franchisee- owned restaurant or a company-owned restaurant, Franchisee upon the sole direction of Franchisor shall join an advertising cooperative ("Co-op") which shall include such other franchisee(s) and/or Franchisor-operated restaurants, as the case may be. The Co-op shall be governed and operated in accordance with standards established by Franchisor. Franchisee shall contribute to the treasurer of the Co-op such amounts designated by Franchisor from time-to- time, but not exceeding two percent (2%) of the Net Sales of the Franchised Restaurant, which shall be payable monthly. In no event shall required contributions to the Co-op. required Marketing Fund expenditures, and required local marketing expenditures in the aggregate made by Franchisee exceed three percent (3%) of the Net Sales of the Franchised Restaurant during any calendar year. All advertising materials prepared by the Co-op shall be approved by the Franchisor prior to any use by the Co-op.

         The actions of the Co-op shall be controlled by the terms and conditions of the applicable Franchise Agreement(s) and Area Development Agreement(s) but shall be otherwise governed by the majority vote of the members of the Co-op. Each member shall be entitled to cast one (1) vote for each restaurant located within the respective MSA. No member shall have more than fifty percent (50%) of the Co-op's voting power (e.g., if franchisee A owned ten restaurants and franchisee B owned five, then franchisees A and B would be entitled to five votes each). If a voting deadlock should occur on any matter properly before any Co-op. then the Franchisor shall have the right to cast the deciding vote. Franchisor shall have the sole right to create, dissolve or merge advertising cooperatives.

         Franchisee understands and acknowledges that the Co-op is intended to maximize general public recognition of the Proprietary Marks and patronage of restaurants for the benefit of all restaurants. Franchisor assumes no direct or indirect liability or obligation to Franchisee with respect to the maintenance, direction or administration of the Co-op.

10. ACCOUNTING, REPORTS, AND FINANCIAL STATEMENTS

         Franchisee shall establish and maintain at its own expense a bookkeeping, accounting, and record keeping system conforming to the requirements prescribed by Franchisor from time- to-time, including, without limitation, the preparation and retention of books and records and the use of cash registers and a computerized accounting systems capable of transmitting data by Franchisee to Franchisor or systems capable of being electronically audited or polled by Franchisor (and Franchisee hereby expressly grants Franchisor the right to electronically audit or poll same). With respect to the operation and financial condition of the Franchised Restaurant, Franchisee shall furnish to Franchisor in the form and media prescribed by Franchisor the following:

         10.01 Net Sales. By the tenth (10th) day following each of Franchisee's monthly accounting periods, a report of the gross and Net Sales of the Franchised Restaurant for the preceding accounting period;

         10.02 Monthly Profit and Loss Statement and Balance Sheet. By the last day of each month, a profit and loss statement for the preceding calendar month and a year to date profit and loss statement and balance sheet;

         10.03 Annual Profit and Loss Statement and Balance Sheet. Within one hundred twenty (120) days after the end of Franchisee's fiscal year, a balance sheet and an annual profit and loss statement reflecting all year-end adjustments for the Franchised Restaurant;

         10.04 State Sales Tax Returns. Within thirty (30) days of their filing, exact copies of all state sales tax returns, and state financial reports;

         10.05 Federal and State Income Tax Returns. Upon request, such portions of Franchisee's federal and state income tax returns which reflect the operation of the Franchised Restaurant; and

         10.06 Other Information. Such other data, information, and supporting records as and when Franchisor from time-to-time requires.

         Each such report and financial statement shall be verified and signed by Franchisee in the manner prescribed by Franchisor. Franchisor reserves the right to require Franchisee to have annual financial statements prepared or reviewed by certified public accountants reasonably acceptable to Franchisor. The Franchisor may distribute this financial data, as detailed in this Section 10, on a confidential basis to its franchisees, and Franchisor has the right to utilize such information in summary form for purposes of preparing earnings claims or for any other reasonable purpose in support of the System.

11. ANNUAL REVIEWS, INSPECTIONS, AND AUDITS

         11.01 Annual Review. At the discretion of Franchisor, once each calendar year, at a time designated by Franchisor, Franchisee and its Restaurant Managers shall be obligated to meet with representatives of Franchisor at a location specified by Franchisee, for the purpose of discussing and reviewing the Franchised Restaurant's operations, status, and financial performance.

         11.02 Franchisor's Right to Inspect the Franchised Restaurant. To determine whether Franchisee and the Franchised Restaurant are complying with this Agreement, and with all specifications, standards, and operating procedures prescribed by Franchisor for the operation of the Franchised Restaurant, Franchisor or its designated agents shall have the right at any reasonable time and without prior notice to Franchisee to:

                  (a) inspect the Premises;

                  (b) observe Franchisee, the Restaurant Managers and other employees of the Franchised Restaurant;

                  (c) interview the Restaurant Managers and other employees of the Franchised Restaurant; and

                  (d) interview customers of the Franchised Restaurant. Franchisee shall present to its customers such customer evaluation forms as are periodically prescribed by Franchisor and shall participate and/or request that its customers participate in all marketing surveys performed by or on behalf of Franchisor.

         11.03 Franchisor's Right to Audit. Franchisor shall, in addition to the right to electronically audit or poii Franchisee's cash registers, and bookkeeping, accounting and record keeping systems as provided under Section 10, have the right at any time during business hours, and without prior notice to Franchisee, to inspect and audit or cause to be inspected and audited and to copy, the Business Records, bookkeeping and accounting records, sales and income tax records and returns which relate to the operation of the Franchised Restaurapt, and other records of the Franchised Restaurant and the books and records of any corporation or partnership which holds the Franchised Restaurant. Franchisee shall fully cooperate with representatives of Franchisor and independent accountants hired by Franchisor to conduct any such inspection or audit. In the event any such inspection or audit shall disclose an understatement of the Net Sales of the Franchised Restaurant, Franchisee shall pay to Franchisor within fifteen (15) days after receipt of the inspection or audit report, the Continuing Royalties and/or marketing contributions due on the amount of such understatement, plus interest, at the rate and on the terms provided in Sections 6.03 and 6.04, from the date originally due until the date of payment. Further, in the event such inspection or audit is made necessary by the failure of Franchisee to furnish reports, supporting records or other information, as required in this Agreement, or to furnish such reports, records or information on a timely basis, or if an understatement of Net Sales for the period of any audit, which shall not be for less than four (4) weeks, is determined by any such audit or inspection to be greater than two percent (2%), Franchisee shall reimburse Franchisor for the cost of such audit or inspection, including, without limitation, the charges of any independent accountants and the travel expenses, room and board and compensation of employees and/or agents of Franchisor. The foregoing remedies shall be in addition to and not in lieu of all other remedies and rights of Franchisor hereunder or under applicable law.

12. TRANSFER

         12.01 By Franchisor. This Agreement and the Franchise are fully transferable by Franchisor, shall inure to the benefit of any transferee or other legal successor to the interest of Franchisor, and Franchisor shall be released from any further liability to Franchisee under this Agreement upon completion of such transfer.

         12.02 Franchisee May Not Transfer Without Approval of Franchisor. Franchisee understands and acknowledges that the rights and duties created by this Agreement are personal to Franchisee or its owner and that Franchisor has granted development rights to Franchisee in reliance upon the individual or collective character, skill, aptitude, attitude, business ability, and financial capacity of Franchisee or its owner. Any Franchised Restaurant (or any interest therein) developed pursuant to this Agreement, or any Franchised Restaurant (or any interest therein) granted pursuant to this Agreement, may not be transferred without the prior written approval of Franchisor, and any such transfer without such approval shall constitute a breach hereof and convey no rights to or interests in this Agreement, Franchisee, the Franchise, or the Franchised Restaurant.

         12.03 Definition of "Transfer". As used in this Agreement, the term "transfer" shall mean and include the voluntary, involuntary, direct or indirect assignment, sale or other transfer by Franchisee or its owner of any interest in this Agreement, any part or all of the ownership of Franchisee, any Franchised Restaurant or any interest in any Franchised Restaurant developed pursuant to this Agreement, or the Franchise or any interest therein granted pursuant to this Agreement, including, without limitation: (i) the transfer of ownership of capital stock or partnership or limited liability company membership interest;
(ii) merger or consolidation, or issuance of additional securities representing an ownership interest in Franchisee; (iii) sale of common stock or other securities of Franchisee sold pursuant to a private placement or registered public offering; (iv) transfer of interest in Franchisee, the Franchise granted pursuant hereto, or the Franchised Restaurant operated pursuant hereto, in a divorce proceeding or otherwise by operation of law; or (v) transfer of an interest in Franchisee, the Franchise granted pursuant hereto, or the Franchised Restaurant operated pursuant hereto, in the event of the death of Franchisee or an owner of Franchisee by will, declaration of or transfer in trust, or under the laws of intestate succession.

         12.04 Conditions for Approval of Transfer. If Franchisee and its owners are in full compliance with this Agreement, Franchisor shall not unreasonably withhold its approval of a transfer that meets all the applicable requirements of this Section 12.04. The proposed transferee or its owner must be an individual of good moral character and otherwise meet Franchisor's then applicable standards for franchisees. A transfer of ownership in the Franchise may only be made in conjunction with a transfer of this Agreement. If the transfer is of a controlling interest in Franchisee, or is one of a series of transfers which in the aggregate constitute the transfer of a controlling interest in Franchisee, as a bare minimum, and without in any way limiting its discretion, Franchisor may require prior to its consent that all of the following conditions must be met prior to, or concurrently with, the effective date of the transfer: (i) the transferee must have sufficient business experience, aptitude, and fmancial resources to develop the Premises and operate the Franchised Restaurant in Franchisor's reasonable judgment; (ii) Franchisee must pay such Continuing Royalties, Sales Tax, Marketing Fund contributions and other marketing obligations, termination payments, amounts owed for purchases by Franchisee from Franchisor and its affiliates, and any other amounts of whatever nature owed to Franchisor or its affiliates which are then due and unpaid; (iii) the transferee or its designated operations managers and all new Restaurant Managers as specified in Section 3 of this Agreement must have successfully completed Franchisor' s training program; (iv) the lessor of the Premises must have consented in writing to the assignment or sublease of the Premises to the transferee; (v) the assignee shall execute and be bound to the terms and conditions of Franchisor's franchise agreement then being offered to prospective franchisees of Franchisor (except that the assignee shall not be obligated to pay the Initial Franchise Fee and the remaining term of this Agreement shall expire on the stated expiration date of this Agreement); (vi) Franchisee or the transferee shall pay the transfer fee ("Transfer Fee") of Two Thousand Dollars ($2,000); (vii) Franchisee and its owner must execute a general release, in form satisfactory to Franchisor, of any and all claims against Franchisor, its officers, directors, employees and agents; (viii) Franchisor must approve the material terms and conditions of such transfer, including, without limitation, a determination in Franchisor's reasonable discretion that the price and terms of payment are not so burdensome as to adversely affect the future development and operations of the Premises by the transferee; (ix) Franchisee and its transferring owner must execute a non-competition covenant in favor of Franchisor and the transferee agreeing that for a period of not less than three
(3) years, commencing on the effective date of the transfer, it and they in accordance with the provisions of Section 7.04 shall not have any interest as an owner, investor, lender, partner, director, officer, manager, employee, consultant, representative, or agent, or in any other capacity, in any family-style steak house restaurant or any other restaurant engaged in the sale or preparation of steak and/or a combination of steak and/or other food items or services (for example, the use of buffets) similar to the principal food items or services then approved for use in the restaurants then in operation in the System, provided that the operation of another restaurant concept by Franchisee as a duly franchised franchisee of Franchisor shall not constitute a breach of this Section 12.04; and (x) Franchisee and its owner must enter into an agreement with Franchisor providing that all obligations of the transferee to make installment payments of the purchase price or interest thereon to Franchisee or its owner shall be subordinate to the obligations of the transferee to pay Continuing Royalties, Marketing Fund contributions, other marketing obligations, termination payments and obligations for purchases from Franchisor or its affiliates.

         12.05 Excepted Transfers. If the proposed transfer is to or among owners of Franchisee or to or among the spouse or children of Franchisee, or an owner of Franchisee, Sub-Section '(vii) of Section 12.04 shall not apply and Sub-Section (ix) of Section 12.04 shall not apply to transfers by gift, bequest, or inheritance. If the proposed transfer is to or among owners of Franchisee or to or among the spouse or children of Franchisee, or an owner of Franchisee, then Sub-Section (v) of Section 12.04 shall not apply if all obligations of Franchisee and its owner incurred in connection with this Agreement are assumed by such transferee(s).

         12.06 Death or Disability of Franchisee. Upon the death or permanent disability of Franchisee or, if Franchisee is a corporation or partnership, the owner of a controlling interest in Franchisee, the executor, administrator, conservator, or other personal representative of such person shall transfer its interest in this Agreement or such interest in Franchisee to a third party approved by Franchisor. Such disposition of this Agreement or such interest in Franchisee (including, without limitation, transfer by bequest or inheritance) shall be completed within a reasonable time, not to exceed twelve (12) months from the date of death or permanent disability and shall be subject to all the terms and conditions applicable to transfers contained in Section 12.04. Failure to so dispose of this Agreement or such interest in Franchisee within said period of time shall constitute a breach of this Agreement.

         12.07 Effect of Consent to Transfer. Franchisor's consent to a transfer of this Agreement or any interest in Franchisee subject to the restrictions of this Section 12 shall not constitute a waiver of any claims Franchisor may have against Franchisee, nor shall it be deemed a waiver of Franchisor's rights to demand exact compliance with any of the terms or conditions of this Agreement by the transferee.

         12.08 Franchisor's Right of First Refusal. During the term of this Agreement or for a period of one (1) year after its termination or if Franchisee has closed the Franchised Restaurant, whether with or without the consent of Franchisor, if Franchisee or its owner shall at any time detennine to sell an interest in this Agreement or any part or all of the ownership of Franchisee, any interest in the Franchise, or the Franchised Restaurant, or its owner shall obtain a bona fide, executed written offer from a responsible and fully disclosed purchaser, then Franchisee shall submit an exact copy of such offer to Franchisor. Franchisor shall have the right, exercisable by written notice delivered to Franchisee or its owner within thirty (30) days from the date of delivery of an exact copy of such offer to Franchisor, to purchase such interest for the price and on the terms and conditions contained in such offer. In the event all or any part of the consideration offered to Franchisee for such interest shall consist of common or preferred stock or debt securities of any tendering entity, and in the event Franchisor is either a "public company" or a "public reporting company" as those terms are defined under the federal securities laws, Franchisor shall be deemed to have matched any such offer by offering its own common or preferred stock or debt securities with a market value equivalent to the market value of the securities of the entity making such offer to Franchisee or cash in an amount equal to the market value of the securities making such offer to Franchisee. In the event Franchisor is privately owned, Franchisor may substitute cash for any form of payment proposed in such offer. In the event all or any portion of the consideration offered Franchisee consists of unique assets, Franchisor shall be deemed to have matched such offer by offering cash in an amount equivalent to the market value of the unique assets tendered by the entity making such offer to Franchisee. Further, Franchisor's creditworthiness shall be deemed equal to the credit rating of any proposed purchaser. Franchisor shall have not less than sixty (60) days to prepare for closing and shall be entitled to all customary representations and warranties as set forth in Exhibits D and E of the applicable Area Development Agreement previously or contemporaneously entered into between Franchisor and Franchisee, or if Franchisee executed a single Franchise Agreement, as included as an Exhibit to the Area Development Agreement included in the Uniform Franchise Offering Circular given to Franchisee prior to Franchisee's execution of this Franchise Agreement. If Franchisor does not exercise its right of first refusal, Franchisee or its owner may complete the sale to the proposed purchaser pursuant to and on the terms of such offer, subject to the Franchisor's approval of the purchaser as provided in Sections 12.02 and 12.04. If the sale to such purchaser is not completed within sixty (60) days after delivery of such offer to Franchisor, or there is a material change in the terms and conditions of the sale, Franchisor shall then again have the right of first refusal provided under the terms of this Agreement.

         12.09 Public or Private Offerings. In the event Franchisee shall attempt to raise or secure funds by the sale of securities (including, without limitation, common or preferred capital stock, bonds, debentures, or partnership interests), Franchisee, recognizing that the literature used with respect thereto may reflect upon Franchisor, agrees to submit all such literature or prospectuses to Franchisor and to obtain the written approval of Franchisor of the method of financing prior to any offering or sale of said securities.

         Each prospectus, circular, or other literature utilized in any such offering shall, at Franchisor's discretion, contain the following language in bold-face type on the first textual page:

                  "Stockade Franchising, LP has not passed upon the accuracy or adequacy of the statements made herein nor is it nor will it be responsible for the inaccuracy or inadequacy of such statements. Stockade Franchising, LP will not share in any of the proceeds of this offering and makes no recommendation respecting the advisability of purchasing the investment contemplated by this offering."

         Franchisee agrees to indemnify and hold Franchisor, its officers, directors, employees and agents harmless from any and all claims, demands or liabilities arising from the offer or sale of such securities, whether asserted by a purchaser of any of such securities or by a governmental agency. Franchisor shall have the right to defend any such claims.

13. RENEWAL OF FRANCHISE

         13.01 Franchisee's Right to Renew. Upon expiration of the initial term of this Agreement, if:

                  (a) Franchisor elects to continue to maintain a Franchised Restaurant at the Premises;

                  (b) Franchisee maintains possession of and agrees to refurbish and decorate the Premises, replace fixtures, furnishings, furniture, equipment, and signs and otherwise modify the Franchised Restaurant in compliance with all specifications and standards then applicable under new or renewal franchises for Franchised Restaurants; or Franchisee is unable to maintain possession of the Premises, or in the judgment of Franchisor the Franchised Restaurant should be relocated, and Franchisee secures substitute premises approved by Franchisor and agrees to develop such substitute premises in compliance with all specifications and standards then applicable under new or renewal franchises for Franchised Restaurants; and

                  (c) Franchisee has been in substantial compliance with all of the terms and conditions of this Agreement during the initial term and continues to be in substantial compliance up to the expiration hereof, Franchisee shall have the right to renew this Agreement for three (3) terms of five (5) years each or for such other period as may be agreed to by Franchisor and Franchisee. Such renewal shall be without payment of an Initial Franchise Fee or renewal franchise fee, except that Franchisor shall have the right to charge Franchisee reasonable charges for services it renders to Franchisee or expenses it incurs in conjunction with such renewal.

         13.02 Renewal Agreements/Releases. To renew the Franchise, Franchisor, Franchisee and its owner 'shall execute the then standard form of Franchise Agreement and any ancillary agreements then customarily offered by Franchisor to prospective franchisees in the granting of franchises for the operation of Franchised Restaurants with appropriate modifications to reflect the fact that the agreement relates to the grant of a renewal franchise. Franchisee and its owners shall also execute a general release, in form satisfactory to Franchisor, of any and all claims against Franchisor, its officers, directors, employees, and agents. Failure by Franchisee and its owner to sign such agreements and releases within ninety (90) days after delivery thereof to Franchisee shall be deemed an election by Franchisee not to renew this Agreement.

14. TERMINATION OF AGREEMENT BY FRANCHISEE OR CESSATION OF RESTAURANT
    OPERATION

         Franchisee understands and acknowledges that a material inducement to the Franchisor for entering into this Agreement is Franchisee's representation that it will diligently develop the Premises and the Franchised Restaurant thereon for the full term of this Agreement and Franchisee agrees that this Agreement shall not be terminated by Franchisee without good cause. For the purposes hereof, "terminated by Franchisee" shall mean (i) the discontinuance of business at the Franchised Restaurant operated by Franchisee, (ii) changing or threatening to change the Franchised Restaurant operated by Franchisee to a different name, format, style, or use, (iii) willful disregard by Franchisee of the terms and provisions of this Agreement, or (iv) transferring or threatening to transfer any of Franchisee's rights under this Agreement or to the Franchised Restaurant licensed by this Agreement and operated by Franchisee, to a person or entity not approved by the Franchisor in accordance with the provisions of
Section 12.

         14.01 Termination for Good Cause. Nothing in this Agreement shall be construed to prevent Franchisee from terminating this Agreement for good cause. For purposes hereof, "good cause" shall be deemed to mean a material breach of this Agreement by the Franchisor which is not cured within thirty (30) days after the Franchisor actually receives written notice required by this Agreement from Franchisee, or in the event such default cannot be cured within such thirty
(30) day period, the Franchisor shall not have commenced to cure such default within thirty (30) days and diligently continued thereafter to attempt to cure such default. If such material breach consists of the failure by the Franchisor to provide any services or training assistance required by this Agreement, then such breach shall be deemed fully cured upon the tendering of performance by the Franchisor of such services or assistance, as Franchisor reasonably determines to be necessary in Franchisor's reasonable discretion, within thirty (30) days after receiving notice thereof, but the Franchisor shall not be under any obligation to compensate Franchisee for any lack of or deficiency in past services or assistance.

         14.02 Economic-Out Provision. In the event that Franchisee determines, with the concurrence of such determination by the Franchisor and which determination shall not be unreasonably withheld, that the Franchised Restaurant licensed by this Agreement has been, for not less than two (2) consecutive twelve (12) month periods, operated at a net cash operating loss, then Franchisee may, at its option, terminate this Agreement. In the event the Franchised Restaurant has been determined to be operating at a net cash operating loss in accordance with this Section 14.02, and the Franchisor has consented to the cessation of its operation, Franchisee shall immediately comply with the provisions of Section 16 hereof and, for a period of twenty- four (24) months thereafter, the Premises may not be utilized by Franchisee or any business entity, organization, or venture in which Franchisee has any direct or indirect interest who shall operate such location and facility as a restaurant engaged in the sale or preparation of steak and/or other food items or services similar to the principal food items or services then approved by Franchisor for use in Franchised Restaurants or the food items or services of any other restaurant concept then operated, licensed or under development by the Franchisor. Subject to the foregoing, Franchisee may thereafter operate such location and facility as a restaurant of any type. The subsequent sale, transfer or assignment of such location or closed restaurant facility shall be subject to the terms and conditions set forth in Section 12.08 for a period of one (1) year commencing with the last day when the restaurant facility is operated as a Franchised Restaurant. Notwithstanding the foregoing, the operation of another restaurant concept by Franchisee as a duly franchised franchisee of Franchisor shall not constitute a breach of this Section 14.02. Any detennination of whether a net cash operating loss has occurred under this Section 14.02 shall be made in accordance with generally accepted accounting principles applied in a consistent manner and the following conventions shall be observed:

                  (a) Whether a net cash operating loss has occurred shall be based upon the net cash flow determined at the individual Franchised Restaurant level and before depreciation, amortization, and other non-cash expenses;

                  (b) Only the following expenses directly applicable to store operations may be taken into account in determining net cash operating loss: cost of sales (i.e., food costs, supplies and paper costs, including any duties or tariffs applicable to the same); payroll salaries, bonuses, and employee benefits of Franchised Restaurant employees; cash shortages/overages discovered; bad debts; office supplies; postage and freight; bank and credit card charges; utilities; small wares; laundry and uniforms; telephone; maintenance and repair at the Premises; equipment rentals; marketing and franchise fees; actual advertising expenses; permissible management fees; permissible rents; personal and real estate taxes applicable to the Premises; license and permit fees; insurance premium and coverages required by Franchisor under this Agreement; and other usual and customary operating expenses, to the extent determined by Franchisor in its discretion to be consistent with the purposes of this Section 14.02;

                  (c) Actual rent payments (real estate or equipment only) payable to a third party lessor and not to Franchisee, or any affiliate of Franchisee, shall be deductible;

                  (d) If the building and land is owned by Franchisee, then Franchisee shall be allowed to impute a fair rental rate based upon local fair market rates charged in arms length transactions between unrelated parties, such rate to be subject to the approval of Franchisor in its sole discretion;

                  (e) Only principal and interest paid to a third-party lender or creditor (excluding end of term balloon payments, buyout payments, etc.) and, then, only if accruing from indebtedness (i) related to the repair, or renovation obligations of Franchisee by this Agreement or
         (ii) arising from the Franchised Restaurant's operations or (iii) related to the initial acquisition of equipment shall be deductible;

                  (f) No consulting fees nor any salaries payable to anyone whose position is senior to the Restaurant Manager shall be deductible, except as expressly provided in Section 14.02(g) below;

                  (g) General and administrative costs (i.e., accounting and tax return preparation fees, legal costs and fees, and all personnel costs incurred by anyone who is senior to the Restaurant Manager, including any management fees charged by Franchisee, or any affiliate of Franchisee, except for amounts specifically allowed in accordance with
         Section 14.02(j) below), shall be limited to the lesser of actual costs incurred by Franchisee or an amount equal to four percent (4%) of Net Sales realized during the corresponding period;

                  (h) All rebates, incentive payments, cost reimbursements and similar payments or credits received by Franchisee, or credited toward any obligation otherwise owing by Franchisee, from suppliers or vendors servicing the Franchised Restaurant shall be included in net cash flow;

                  (i) Any operating expense that is to be deducted in determining whether the Franchised Restaurant has operated at a net cash operating loss shall be limited to only those expenses directly related to the Franchised Restaurant's operations (for example, health insurance premiums or key man life insurance premiums on the life of an owner would not be deductible); and

                  (j) Inclusion of the expenses incurred by the Franchised Restaurant of any payments (for example, wages) made to persons who are involved in the daily restaurant operations and who are subject to the restrictions on competitive activity as set forth in Section 7.04 shall be limited to such amounts as are the same or reasonably equivalent to the local market rates and terms that would otherwise be charged by third parties dealing in arms-length transactions of a same or similar type or nature with or for the benefit of the Franchised Restaurant in particular, or the restaurant service industry in general.

15. TERMINATION OF THE FRANCHISE

         15.01 Grounds for Termination. This Agreement shall automatically terminate upon delivery of notice of termination to Franchisee, if Franchisee or its owner (or any shareholder or partner, if Franchisee is a corporation or partnership):

                  (a) abandons or fails to actively operate the Franchised Restaurant;

                  (b) surrenders or transfers control of the operation of the Franchised Restaurant with the advanced written consent of Franchisor;

                  (c) has made any material misrepresentation or omission in its application for the Franchise;

                  (d) is convicted of or pleads no contest to a felony or other crime or offense that is likely to adversely affect the System, the Proprietary Marks, the goodwill associated therewith, Franchisor's interest therein, or the reputation of Franchisee or the Franchised Restaurant (or any shareholder or partner, if Franchisee is a corporation or partnership and if Franchisee fails to terminate such shareholder's or partner's interest in Franchisee within 90 days thereof);

                  (e) makes a general assignment for the benefit of its creditors, applies for or consents to the appointment of a receiver, trustee, or liquidator of all or a substantial part of its assets, files a voluntary petition in bankruptcy, has an involuntary petition in bankruptcy filed against it (which is not released within 90 days), or failsto pay its debts and obligations as they mature in accordance with normal business practices;

                  (f) makes an unauthorized assignment or transfer of this Agreement, the Franchised Restaurant, the Premises, the Franchise,. or an ownership interest in Franchisee;

                  (g) is a party to any other Area Development Agreement, Franchise Agreement, or license agreement with Franchisor, of any restaurant concept which Franchisor may itself operate, or license or franchise to others, from time-to-time, for which Franchisor has delivered to Franchisee a notice of termination in accordance with its terms and conditions for cause (except for a termination of the Area Development Agreement based upon a failure to satisfy a Minimum Development Quota);

                  (h) makes any unauthorized use of the Proprietary Marks or unauthorized use or disclosure of the Confidential Information or any portion thereof or otherwise violates the provisions of Section 4;

                  (i) fails or refuses to comply with any mandatory specification, standard, or operating procedure prescribed by Franchisor relating to the cleanliness or sanitation of the Franchised Restaurant, violates any health, safety, or sanitation law, ordinance, or regulation and does not correct such failure or refusal within seventy-two (72) hours after written notice thereof is delivered to Franchisee or fails to notify Franchisor in writing within five (5) days of the commencement of any action, suit or proceeding, and of the issuance of any order, writ, injunction, award or decree of any court, agency, or other governmental instrumentality, which may adversely affect the operation or financial condition of Franchisee or the Franchised Restaurant or of any notice of violation of any law, ordinance, or regulation relating to health, sanitation, or the possession or sale of alcoholic beverages at the Franchised Restaurant;

                  (j) employs or attempts to employ, either directly or indirectly, any person who Franchisee knows or should have known was employed or at such time is employed by Franchisor or any other franchisee of Franchisor without first obtaining the written consent of Franchisor or such franchisee of Franchisor; or

                  (k) fails on three (3) or more separate occasions within any period of twelve (12) consecutive months to submit when due reports or other data, information or supporting records; to pay when due the Continuing Royalties, Marketing Fund or Co-op contributions, or other payments due by this Agreement to Franchisor or its affiliates; or otherwise fails to comply with this Agreement, whether or not such failures to comply are corrected after notice thereof is delivered to Franchisee.

         This Agreement shall terminate without further action by Franchisor or notice to Franchisee, if Franchisee or its owner:

                  (a) fails to accurately report the Net Sales of the Franchised Restaurant or fails to remit payments of any amounts due Franchisor for Continuing Royalties, Marketing Fund or Co-op contributions, or any other amounts due to Franchisor or its affiliates by this Agreement, and does not correct such failure within ten (10) days after written notice of such failure is delivered to Franchisee; or

                  (b) fails to comply with any other provision of this Agreement or mandatory specification, standard, or operating procedure prescribed by Franchisor and does not:

                           (i) correct such failure within thirty (30) days
                  after written notice of such failure to comply is delivered to Franchisee; or

                           (ii) if such failure cannot reasonably be corrected
                  within thirty (30) days after written notice of such failure to comply is delivered to Franchisee, undertake efforts to bring the Franchised Restaurant into full compliance, and furnish proof acceptable to Franchisor of such efforts and the date of their expected completion, within ten (10) days after written notice is delivered to Franchisee.

         15.02 Efforts to Resolve Termination Disputes Other Than by Termination. Acts of Franchisor undertaken in the course of efforts to resolve a termination dispute, or a dispute for which termination is a possible remedy, shall be deemed to have been undertaken without prejudice to the rights asserted by Franchisor and shall not constitute a waiver or relinquishment of those rights. In the event Franchisee continues to engage in franchised operations while a dispute is pending, that fact, and/or the receipt of monthly payments and the furnishing by Franchisor of information and service essential to such operations, shall not constitute a waiver or relinquishment of Franchisor's rights. Franchisor may, at its option and without waiving its right to terminate, seek any form of relief or remedy available to it under common law or statute for any breach of this Agreement including, but not limited to, the right to damages, injunctive relief, declaratory orders or specific performance.

16. RIGHTS AND OBLIGATIONS OF FRANCHISOR AND FRANCHISEE UPON TERMINATION OR EXPIRATION OF THE FRANCHISE

         16.01 Payment of Amounts Owed to Franchisor. Franchisee shall pay to Franchisor within fifteen (15) days after the effective date of termination or expiration of this Agreement, or such later date that the amounts due to Franchisor are determined, such Continuing Royalties, Marketing Fund and Co-op contributions, amounts owed for purchases by Franchisee from Franchisor or its affiliates, interest due on any of the foregoing and all other amounts owed to Franchisor or its affiliates which are then unpaid.

         16.02 Proprietary Marks. After the termination or expiration of this Agreement, Franchisee shall:

                  (a) not directly or indirectly at any time or in any manner identify itself or any business as a current or former Franchised Restaurant operator, or as a franchisee or licensee of or as otherwise associated with Franchisor (other than under other franchise agreements with Franchisor), or use any Proprietary Marks, any colorable imitation thereof, or other indicia of a Franchise in any manner or for any purpose, or utilize for any purpose any trade name, trade or service mark or other commercial symbol that suggests or indicates a connection or association with Franchisor;

                  (b) remove all signs, sign faces, and return to Franchisor or destroy all marketing materials, menus, and other materials containing any Proprietary Marks or otherwise identifying or relating to a Franchise;

                  (c) remove all Proprietary Marks affixed to uniforms;

                  (d) take such action as may be required to cancel all fictitious or assumed name or equivalent registrations relating to Franchisee's use of any of the Proprietary Marks;

                  (e) within five (5) days of termination or expiration of this Agreement, notify the telephone company, all listing agencies, and all Internet service providers of the termination or expiration of Franchisee's right to use any telephone number and any regular, classified or other telephone directory listings associated with any of the Proprietary Marks and authorize transfer of same to the Franchisor or any new Franchisee as may be directed by the Franchisor. Franchisee acknowledges that as between Franchisor and Franchisee, Franchisor has the sole right to and interest in all telephone numbers, directory listings, and web addresses used to promote the Franchised Restaurant and/or associated with any of the Proprietary Marks. Franchisee authorizes Franchisor, and hereby irrevocably appoints Franchisor and any officer of Franchisor, with full power of substitution, as its true and lawful attorney-in-fact, which appointment is coupled with an interest, should Franchisee fail or refuse to do so, to execute such directions and authorizations as may be necessary or productive to accomplish the foregoing. Such appointment is evidenced by Attachment 2; and

                  (f) furnish to Franchisor, within thirty (30) days after the effective date of termination or expiration, evidence satisfactory to Franchisor of Franchisee's compliance with the foregoing obligations.

         16.03 Modification of Franchised Restaurant Design and Decor. Upon expiration of this Agreement without renewal, Franchisee shall modify the design, decor, and color scheme of the Franchised Restaurant in a manner acceptable to Franchisor so that it no longer suggests or indicates a connection with the System or any rights and privileges granted by this Agreement.

         16.04 Cessation of Use of Confidential Information. Upon termination or expiration of this Agreement, Franchisee will immediately cease to use any Confidential Information disclosed to Franchisee pursuant to this Agreement in the operation of the Franchised Restaurant, any family-style steak house or other restaurant engaged in the sale or preparation of steak or a combination of steak and/or other food items or services similar to the principal food items or services approved by Franchisor from time-to-time for use in Franchised Restaurants, and shall continue to be obligated to refrain from disclosing or using any of the same in any restaurant or other similar business, or capacity and shall return to Franchisor all copies of the Manual and any other confidential materials which have been loaned to Franchisee by Franchisor.

         16.05 Franchisor's Right to Purchase the Franchised Restaurant. In addition to the rights provided to Franchisor under Section 12.08 or upon termination of this Agreement under Section 14 or Section 15, Franchisor shall have the option, but not the obligation, exercisable by giving written notice thereof within thirty (30) days from the date of such termination, to purchase from Franchisee all the assets of the Franchised Restaurant operated pursuant to this Agreement. Assets shall include, without limitation, real property, inventories of saleable merchandise, Utensils, materials, supplies, leasehold improvements, fixtures, furniture, furnishings, equipment, signs, and Franchisee's lease for the Premises. Franchisor shall have the option to purchase the capital stock, partnership or membership interests of Franchisee,. as the case may be, instead of the assets of the Franchised Restaurant. In the event Franchisee owns the Premises, Franchisee in lieu of selling the same, at the election of Franchisor shall grant to Franchisor or its assignee standard commercial leases at fair market rental for, initial terms of ten (10) years each with not less than one (1) ten (10) year renewal option. Franchisor shall have the unrestricted right to assign its option to purchase to any third party of its choosing. Franchisor or its assignee shall be entitled to all customary warranties and representations in connection with its asset or stock purchase as set forth in Exhibits D and E of the applicable Area Development Agreement previously or contemporaneously entered into between Franchisor and Franchisee, or if Franchisee executed a single Franchise Agreement, as included as an Exhibit to the Area Development Agreement included in the Uniform Franchise Offering Circular given to Franchisee prior to Franchisee's execution of this Franchise Agreement. The purchase price for the assets of the Franchised Restaurant (or the capital stock of the Franchisee) shall be determined as follows:

                  (a) Franchisor shall appoint one (1) qualified individual as an appraiser and Franchisee shall appoint one (1) qualified individual as an appraiser. The appraisers so appointed shall determine the fair market value of the assets of the Franchised Restaurant or the capital stock of Franchisee, as the case may be. In the event these two (2) appraisers are unable to agree upon the fair market value of such assets or capital stock, as the case may be, within thirty (30) days after their appointment, they shall select and designate one (1) additional appraiser for this purpose whose appointment and determination shall be binding upon all parties. In the event any appraiser should become unable or unwilling to serve, a substitute shall be appointed by the party originally selecting him. In the event that the two (2) appraisers first appointed shall be unable to agree upon a third appraiser, such appraiser shall be appointed by the most senior federal judge presiding at the federal district court located in Wichita, Kansas.

                  (b) The purchase price may be paid, at the option of Franchisor, in cash, by delivery of a note, if the Franchisor is "publicly-owned" also by delivery of Franchisor's stock, or by any combination of cash, notes, and capital stock. Franchisee acknowledges and agrees that any capital stock delivered by Franchisor in partial or complete payment of the purchase price may not be freely transferable by Franchisee without registration of said stock, the obtaining of an exemption from registration, and/or the rendering of an opinion of counsel satisfactory to Franchisor's counsel that said stock may subsequently be transferred without registration. Accordingly, any capital stock issued in full or partial payment of the purchase price shall bear a legend so stating.

                  (c) The closing shall take place no later than ninety (90) days after receipt by Franchisee of Franchisor's notice of exercise of this option to purchase, at which time Franchisee shall deliver instruments transferring to Franchisor or its assignee:

                           (i) good and merchantable title to the assets
                  purchased, free and clear of all liens and encumbrances (other than liens and security interests acceptable to Franchisor or its assignee), with all sales and other transfer taxes paid by Franchisee; and

                           (ii) all licenses for the Franchised Restaurant, or
                  permits which may validly be assigned or transferred.

         In the event that Franchisee cannot deliver clear title to all of such purchased assets, or in the event there shall be other unresolved issues, the closing of the sale shall be accomplished by means of an escrow. Further, Franchisee and Franchisor shall, prior to closing, comply with the applicable Bulk Sales provisions of the Uniform Commercial Code of the state where the Franchised Restaurant is located. Franchisor shall have the right to set off against and reduce the purchase price by any and all amounts owed by Franchisee to Franchisor. If Franchisor exercises its option to purchase, then pending the closing of such purchase as hereinabove provided, Franchisor shall have the right to appoint Restaurant Managers to maintain the operation of such purchased Franchised Restaurant. Alternatively, Franchisor may require Franchisee to close the Franchised Restaurant during such time period without removing therefrom any assets.

         16.06 Continuing Obligations. All obligations of Franchisor and Franchisee which expressly or by their nature survive the expiration or termination of this Agreement (for example, the non-competition covenant provided for in Section 7.04) shall continue in full force and effect subsequent to and notwithstanding this Agreement's expiration or termination and until they are satisfied in full or by their nature expire.

17. TEMPORARY DE-IDENTIFICATION OF THE RESTAURANT

         In lieu of immediately exercising its rights to terminate this Agreement, as set forth in Section 15, and in Franchisor's sole discretion, Franchisor may execute an agreement with Franchisee calling for the temporary de-identification of the Franchised Restaurant ("De- identification Agreement"). The De-identification Agreement shall be in a form prescribed by Franchisor, shall set forth all required repair, replacement, refurbishing, and/or remodeling which must be completed by Franchisee and shall prescribe a timetable in which Franchisee must cure all defaults under this Agreement, and complete such repair, replacement, refurbishing, and/or remodeling.

         During the term of the De-identification Agreement, the Franchisee shall:

         17.01 Signage. Cover all of the Franchised Restaurant's signs containing the Proprietary Marks located on the exterior or in the interior of the Premises of the Franchised Restaurant;

         17.02 Marketing. Cease all marketing of the Franchised Restaurant using the Proprietary Marks;

         17.03 Public Relations. Cease all representations to the public and its customers that the Franchised Restaurant is authorized to operate under the Proprietary Marks and is affiliated with the System in any way; and

         17.04 Advisory Signs. Prominently display signs and notices in the Franchised Restaurant in such manner and in a form as is prescribed by Franchisor indicating that the Franchised Restaurant is temporarily not affiliated with any restaurants operated or franchised by Franchisor while it is undertaking improvements to bring it into tompliance with the standards and specifications required of all Franchised Restaurants. During the term of the De-identification Agreement, Franchisee shall discontinue use of all menus and expendable supplies containing the Proprietary Marks.

         During the term of the De-identification Agreement, Franchisee shall not be required to make Continuing Royalty payments and marketing contributions required by this Agreement, except for any amounts due at the time of execution of the Dc-identification Agreement. The term of this Agreement shall continue to run during, and shall not be extended by, the term of the Dc-identification Agreement. In the event Franchisee fails to comply with all of the terms and conditions of the Dc-identification Agreement, or if upon expiration of the Dc-identification Agreement, if Franchisee has not completed all required repairs, replacement, refurbishing, and/or remodeling, Franchisor may proceed to terminate this Agreement as set forth in Section 15.

18. CASUALTY LOSS OR CONDEMNATION

         18.01 Casualty Loss. If the Franchised Restaurant licensed by this Agreement is damaged by fire or other casualty, Franchisee shall, at its cost, expeditiously repair such damage as soon as possible after the occurrence thereof. In the event such casualty loss requires the closing of the Franchised Restaurant for more than three (3) consecutive months, then, unless repair and reconstruction work has commenced in earnest within such three (3) month period and unless the Franchised Restaurant is re-opened in full operation no later than one (1) year after the date of such casualty loss, this Agreement shall terminate automatically and without notice to Franchisee. In lieu of reconstructing and reopening the damaged Franchised Restaurant as required hereby, Franchisee may construct and open a different Franchised Restaurant within the trade area of such damaged Franchised Restaurant within one (1) year after ,the date of such casualty loss. Such substituted Franchised Restaurant shall be exempt from the Initial Franchise Fee requirement provided for in this Agreement.

         18.02 Condemnation Proceedings. Franchisee shall give Franchisor written notice as soon as it receives any knowledge of any condemnation or exercise of the power of eminent domain, or threat thereof, by any applicable governmental authority. i~, in the reasonable opinion of Franchisor, a substantial part of the Franchised Restaurant is to be condemned or taken under eminent domain and the portion not so taken or condemned could not be operated practicably and profitably as a Franchised Restaurant, Franchisor shall give good faith consideration to transferring the Franchised Restaurant granted by this Agreement to another location reasonably near the condemned Franchised Restaurant which decision shall be made by Franchisor not more than four (4) months after Franchisor's determination of condemnation. If such transfer of Franchised Restaurant is authorized by Franchisor and Franchisee opens for business at such other location within one (1) year of the closing of the condemned or taken Franchised Restaurant, the substituted Franchised Restaurant in such area shall be deemed to be open under this Agreement in the same manner and for the same term as was the previous Franchised Restaurant. In the event Franchisee has used its best efforts to vigorously replace such condemned location but has been unable to do so on account of its failure to obtain the requisite licenses and permits for such other location, Franchisor may, but shall not be required to, grant additional time for Franchisee to open such other location. If such condemnation or eminent domain takes place and no new location, for any reason whatsoever, .becomes franchised in strict accordance with this Section, then this Agreement shall terminate automatically without notice to Franchisee.

19. ENFORCEMENT

         19.01 Severability and Substitution of Valid Provisions. Except as expressly provided to the contrary in this Agreement, each Section, term, and provision of this Agreement, and any portion thereof, shall be considered severable and if, for any reason, any such provision of this Agreement is held to be invalid, contrary to, or in conflict with any applicable present or future law or regulation in a final ruling issued by any court, agency, or tribunal with competent jurisdiction in a proceeding to which Franchisor is a party, that ruling shall not impair the operation of, or have any other effect upon, such other portions of this Agreement as may remain otherwise intelligible, which shall continue to be given full force and effect and bind the parties hereto. Any portion held to be invalid shall be deemed not to be a part of this Agreement from the date the time for appeal expires, if Franchisee is a party thereto, or otherwise upon Franchisee's receipt of a notice of non-enforcement thereof from Franchisor. To the extent that Section 7, or any section, or portion, or clause thereof, is deemed unenforceable by virtue of its scope in terms of area, business activity prohibited and/or length of time, but same may be made enforceable by reducing any or all thereof, Franchisee and Franchisor agree that same shall be enforced to the fullest extent permissible under the laws and public policies applied in the jurisdiction in which enforcement is sought.

         If any applicable and binding law or rule of any jurisdiction requires a greater prior notice 'of the termination of or non-renewal of this Agreement than is required by this Agreement, or the taking of some other action not required by this Agreement, or if under any applicable and binding law or rule of any jurisdiction, any provision of this Agreement or any specification, standard, or operating procedure prescribed by Franchisor is invalid or unenforceable, the prior notice and/or other action required by such law or rule shall be substituted for the comparable provisions hereof, and Franchisor shall have the right, in its sole discretion, to modify such invalid or unenforceable provision, specification, standard, or operating procedure to the extent required to be valid and enforceable. Franchisee agrees to and shall be bound by any promise or covenant imposing the maximum duty permitted by law which is subsumed within the terms of any provision hereof, as though it were separately articulated in and made a part of this Agreement, that may result from striking from any of the provisions hereof, or any specification, standard or operating procedure prescribed by Franchisor, any portion or portions which a court may hold to be unenforceable in a final decision to which Franchisor is a party, or from reducing the scope of any promise or covenant to the extent required to comply with such a court order. Such modifications to this Agreement shall be effective only in such jurisdiction, unless Franchisor elects to give them greater applicability, and this Agreement shall be enforced as originally made and entered into in all other jurisdictions.

         19.02 Waiver of Obligations. Franchisor or Franchisee may by written instrument unilaterally waive or reduce any obligation of or restriction upon the other under this Agreement, effective upon delivery of written notice thereof to the other or such other effective date stated in the notice of waiver. Whenever this Agreement requires Franchisor's prior approval or consent, Franchisee shall make a timely written request to Franchisor, and such approval shall be obtained in writing. Franchisor makes no warranties or guarantees upon which Franchisee may rely, and assumes no liability or obligation to Franchisee, by granting any waiver, approval, or consent to Franchisee or by reason of any neglect, delay, or denial of any request by Franchisor. Any waiver granted by Franchisor shall be without prejudice to any other rights Franchisor may have, will be subject to continuing review by Franchisor, and may be revoked, in Franchisor's sole discretion, at any time and for any reason, effective upon delivery to Franchisee of thirty (30) days prior written notice.

         Franchisor and Franchisee shall not be deemed to have waived or impaired any right, power, or option reserved by this Agreement (including, without limitation, the right to demand exact compliance with every term, condition, and covenant in this Agreement, or to declare any breach thereof to be a default and to terminate this Agreement prior to the expiration of its term), by virtue of any custom or practice of the parties at variance with the terms hereof; any failure, refusal, or neglect of Franchisor or Franchisee to exercise any right under this Agreement or to insist upon exact compliance by the other with its obligations by this Agreement, including, without limitation, any mandatory specification, standard, or operating procedure; any waiver, forbearance, delay, failure, or omission by Franchisor to exercise any right, power or option, whether of the same, similar or different nature, with respect to the Franchised Restaurant; or the acceptance by Franchisor of any payments due from Franchisee after any breach of this Agreement.

         19.03 Limitations on Liability. Unless stated to the contrary elsewhere in this Agreement, neither Franchisor nor Franchisee shall be liable for any loss or damage nor deemed to be in breach of this Agreement if its failure to perform its obligations results from:

                  (a) transportation shortages, inadequate supply of equipment, merchandise, supplies, labor, material, or energy, or the voluntary foregoing of the right to acquire or use any of the foregoing in order to accommodate or comply with the orders, requests, regulations, recommendations, or instructions of any federal, state, or municipal government or any department or agency thereof;

                  (b) compliance with any law, ruling, order, regulation, requirement, or instruction of any federal, state, or municipal government or any department or agency thereof;

                  (c) acts of God;

                  (d) acts or omissions of the other party;

                  (e) fires, strikes, embargoes, war, or riot; or

                  (f) any other similar event or cause.

         Any delay resulting from any of said causes shall extend performance accordingly or excuse performance, in whole or in part, as may be reasonable, except that said causes shall not excuse payments of amounts owed at the time of such occurrence or payment of Continuing Royalty and Service Fees due on any sales thereafter.

         19.04 Specific Performance/Injunctive Relief. Nothing contained in this Agreement shall bar Franchisor's or Franchisee's right to obtain. specific performance of the provisions of this Agreement and to obtain injunctive relief against threatened conduct that will cause it loss or damages, under customary equity rules, including applicable rules for obtaining restraining orders and preliminary injunctions. Franchisee agrees that Franchisor may obtain such injunctive relief, without bond, but upon due notice, in addition to such further and other relief as may be available at equity or law. Franchisee further agrees that its sole remedy in the event of the entry of such injunction, shall be the dissolution of such injunction, if warranted, upon hearing duly had and all claims for damages by reason of the wrongful issuance of any such injunction are expressly waived hereby unless against the public policy of the forum in which the proceeding was brought.

         19.05 Rights of Parties are Cumulative. The rights of Franchisor and Franchisee by this Agreement are cumulative and no exercise nor enforcement by Franchisor or Franchisee of any right or remedy by this Agreement shall preclude the exercise or enforcement by Franchisor or Franchisee of any other right or remedy by this Agreement or which Franchisor or Franchisee is entitled by law or equity to enforce.

         19.06 Governing Law/Consent to Jurisdiction. Except to the extent governed by the United States Trademark Act of 1946 (Lanham Act, 15 U.S.C. Sections 1051, et seq.), this Agreement and the Franchise shall be governed by the laws of the State of Kansas. Except as expressly set forth in Section 21 regarding the duty of the parties to arbitrate disputes arising from their relationship under this Agreement, Franchisee agrees that Franchisor may institute any action against Franchisee for injunctive relief or enforcement of Franchisee's confidentiality and non-competition covenants in any State or Federal court of general jurisdiction in the State of Kansas and Franchisee irrevocably submits to the jurisdiction of such courts and waives any objection it may have to either the jurisdiction or venue of such court.

         19.07 Binding Effect/Modification. This Agreement is binding upon the parties hereto and their respective executors, administrators, heirs, assigns and successors in interest, and shall not be modified except by written agreement signed by both Franchisee and Franchisor.

         19.08 Construction. The preambles and Attachment(s) are a part of this Agreement which constitutes the entire agreement of the parties, and except for the terms and conditions of any applicable area development agreement, if any, there are no other oral or written understandings or agreements between Franchisor and Franchisee relating to the subject matter of this Agreement. Nothing in this Agreement is intended, nor shall be deemed, to confer any rights or remedies upon any person or legal entity not a party hereto.

         The headings of the several Sections hereof are for convenience only and do not define, limit, or construe the contents of such Sections.

         The term "affiliate" as used in this Agreement is applicable to any company directly or indirectly owned by, controlled by, or under common control with Franchisor that sells products or otherwise transacts business with Franchisee.

         The term "Franchisee" as used in this Agreement is applicable to one or more persons, a corporation, limited liability company, or a partnership, as the case may be, and the singular usage includes the plural and the masculine and neuter usages include the other and the feminine. If two or more persons are at any time Franchisee hereunder, whether as partners, joint venturers or otherwise, their obligations and liabilities to Franchisor shall be joint and several. References to "Franchisee," "owner" and "transferee" which are applicable to an individual or individuals shall mean, unless expressly made applicable to all shareholders and partners, the owners of Franchisee or the transferee (i.e., any person owning of record or beneficially ten percent [10%] or more of the equity or control of Franchisee) if Franchisee or the transferee is a corporation, limited liability company or partnership.

         19.09 Counterparts. This Agreement may be executed in multiple copies, each of which shall be deemed an original, but all of which shall constitute one document.

         19.10 Consent. Except where this Agreement expressly obligates Franchisor to reasonably approve or not unreasonably withhold its approval of any action or request by Franchisee, Franchisor has the absolute right to refuse any request by Franchisee or to withhold its approval of any action by Franchisee for any reason whatsoever.

         19.11 Attorneys Fees. Notwithstanding anything in this Agreement to the contrary, if either party institutes a legal proceeding, including court proceeding or arbitration, and prevails entirely or in part in any action at law or in equity against the other party based entirely or in part on the terms of this Agreement, the prevailing party shall be entitled to recover from the losing party, in addition to any judgment, reasonable attorneys' fees, court or arbitrators costs and all of the prevailing party's expenses in connection with any action at law.

20. NOTICES AND PAYMENTS

         All written notices and reports permitted or required to be delivered by the provisions of this Agreement or of the Manual shall be deemed so delivered at the time delivered by hand, one (1) business day after transmission by telegraph or comparable electronic system or three (3) business days after being placed in the United States Mail by Registered or Certified Mail, Return Receipt Requested, postage prepaid and addressed to the party to be notified at its most current principal business address of which the notifying party has been notified. All payments and reports required by this Agreement shall be directed to Franchisor at the address notified to the Franchisee from time-to-time, or to such other persons and places as the Franchisor may direct from time-to-time. Any required payment or report not actually received by Franchisor during regular business hours on the date due (or postmarked by postal authorities as of the due date) shall be deemed delinquent.

         Any notice, consent, approval, demand or other communication to be given, made or provided for under this Agreement shall be in writing and deemed to be fully given by its delivery personally to the person or persons specified below or by is being sent by registered or certified mail, return receipt requested, to the following addresses, or to such other address or to the attention of such other person as any party hereto shall hereafter specify by prior written notice to the other party:

         If to Franchisor:           Stockade Franchising, LP
                                     2908 North Plum
                                     Hutchinson, KS 67502
                                     Attention: Chief Financial Officer

         If to Franchisee:           Branson Restaurants, Inc.
                                     3562 Shepherd of the Hills Expressway
                                     Branson, MO  65616
                                     Attention:___________________________

21. ARBITRATION AND DISPUTE RESOLUTION

         21.01 Duty to Arbitrate. Except in the case of any Franchisor-sponsored dispute resolution program created in accordance with Section 21.04, the parties agree that any and all controversies, claims and disputes between them arising out of or related to this Agreement that cannot be amicably settled shall be finally resolved by submitting such matter to the American Arbitration Association ("AAA") in either Denver, Colorado or Kansas City, Missouri, in Franchisor's sole discretion, for binding arbitration under the AAA's Commercial Arbitration Rules. A single arbitrator shall be selected in accordance with standard AAA procedure. In accordance with the terms of the Federal Arbitration Act, the arbitrator shall hear the dispute in either Denver, Colorado or Kansas City, Missouri, as selected by Franchisor. During the arbitration process, each party shall bear all of its own costs and attorneys' fees and one-half of the arbitrator's expenses. The decision of the arbitrator shall be final and binding and shall include attorneys fees, all arbitration expenses, and other costs in accordance with Section 19.11. Franchisee knows, understands and agrees that it is the intent of the parties that any arbitration between Franchisor and Franchisee or its owners shall be of Franchisee's (or its owner's) individual claims and that the claims subject to arbitration shall not be arbitrated in conjunction with the claims of other developers, franchisees or on a class-wide basis and Franchisee and its owners hereby waive any right it or they may assert to have its claims arbitrated in conjunction with the claims of other developers, franchisees or on a class-wide basis.

         21.02 Franchisor's Right to Seek Injunctive Relief. Notwithstanding any provision contained in this Section 21, Franchisor may, at its sole option, institute an action or actions for temporary or preliminary injunctive relief or seeking any other temporary or permanent equitable relief against Franchisee that may be necessary to protect its Proprietary Marks or other rights or property. However, in Franchisor's sole discretion, the final right of determination of the ultimate controversy, claim or dispute shall be decided by arbitration as aforesaid and recourse to the courts shall thereafter be limited to seeking an order to enforce an arbitral award. In no event shall Franchisee be entitled to make, Franchisee shall not make, and Franchisee hereby waives, any claim for money damages by way of set-off, counterclaim, defence or otherwise based upon any claim or assertion by Franchisee that Franchisor has unreasonably withheld or unreasonably delayed any consent or approval to a proposed act by the Franchisee under any of the terms of this Agreement. The Franchisee's sole remedy for any such claim shall be an action or proceeding to enforce any such provisions, for specific performance or declaratory judgment.

         21.03 Location of Agreement. Franchisee, the Franchisee's owners and Franchisor acknowledge that the execution of this Agreement and acceptance of the terms by the parties occurred in Hutchinson, Kansas, and further acknowledge that the performance of certain obligations of Franchisee arising under this Agreement, including the payment of monies due under this Agreement, shall occur in Hutchinson, Kansas.

         21.04 Franchisor's Right to Develop Alternative Dispute Resolution Programs. Without limiting any of the foregoing, Franchisor reserves the right, at any time, to create a dispute resolution program and related specifications, standards, procedures and rules for the implementation thereof to be administered by Franchisor or its designees for the benefit of all Developers and Franchisees conducting business under the System. The standards, specifications, procedures and rules for such dispute resolution program shall be made part of the Manual, and Franchisee shall comply with all such standards, specifications, procedures and rules in seeking resolution of any claims, controversies or disputes with or involving Franchisor or other Developers or Franchisees, if applicable under the program. If Franchisor makes such dispute resolution program mandatory, Franchisee and Franchisor agree to submit any claims, controversies or disputes arising out of or relating to this Agreement or the relationship created by this agreement for resolution in accordance with such dispute resolution program prior to seeking resolution of such claims, controversies or disputes in the manner described in Sections 21.01 and 21.02 (provided that the provisions of Section 21 concerning Franchisor's right to seek relief in a court for certain actions including for injunctive or other extraordinary relief shall not be superseded or affected by this Section 21.04) or if such claim, controversy or dispute relates to another Developer or Franchisee, Franchisee agrees to participate in the program and submit any such claims, controversies or disputes in accordance with the program's standards, specifications, procedures and rules, prior to seeking resolution of such claim by any other judicial or legally available means.

         21.05 Waiver of Certain Damages. Franchisee and Franchisee's owners waive, to the fullest extent permitted by law, any right to or claim of punitive, exemplary, incidental, indirect, special, consequential or other damages (including loss of profits) against Franchisor, its affiliates, and their respective officers, directors, shareholders, partners, agents, representatives, independent contractors, servants and employees, in their corporate and individual capacities, arising out of any cause whatsoever

(whether such cause be based in contract, negligence, strict liability, other tort or otherwise) and agrees that in the event of a dispute, Franchisee and Franchisee's owners shall be limited to the recovery of any actual damages sustained by it or them. If any other term of this Agreement is found or determined to be unconscionable or unenforceable for any reason, the foregoing provisions of waiver by agreement of punitive, exemplary, incidental, indirect, special, consequential or other damages (including loss of profits) shall continue in full force and effect.

22. ACKNOWLEDGMENTS

         22.01 Franchisee's Investigation. Franchisee acknowledges that it has conducted an independent investigation of the business venture contemplated by this Agreement and recognizes that the success of this business venture involves substantial business risks and will largely depend upon the ability of Franchisee. Franchisor expressly disclaims making, and Franchisee acknowledges that it has not received or relied on, any warranty or guarantee, express or implied, as to the potential volume, profits or success of the business venture contemplated by this Agreement.

         22.02 Receipt of Agreements~ Time to Consider. Franchisee acknowledges that Franchisee has received, read and understands this Agreement and the related Attachment and agreements and that Franchisor has afforded Franchisee sufficient time and opportunity to consult with advisors selected by Franchisee about the potential benefits and risks of entering into this Agreement.

         22.03 Compliance with Franchise Law. Franchisee acknowledges that it received a complete copy of this Agreement and the related Attachment and agreements at least five (5) business days prior to the date on which this Agreement was executed. Franchisee further acknowledges that it has received the disclosure document required by the Trade Regulation Rule of the Federal Trade Commission entitled "Disclosure Requirements and Prohibitions Concerning Franchising and Business Opportunity Ventures" at least ten (10) business days prior to the date on which this Agreement was executed.


                         [Signatures on Following Page]

         IN WITNESS WHEREOF, the parties hereto have executed, sealed and delivered this Agreement in two or more counterparts on the day and year first above written.


                                      Franchisor:

                                      STOCKADE FRANCHISING, LP

                                      By:  Stockade Franchising Management,
                                           LLC, its General Partner

                                      By:  Tommy M. Ford
                                           Manager and Chairman of the Board


                                      Developer:

If a Corporation or Limited Liability Company:

                                      BRANSON RESTAURANTS, INC.

                                      By:    Paul M. Bluto
                                      Title: CEO

                                  ATTACHMENT 1
                             TO FRANCHISE AGREEMENT


                             GUARANTY AND ASSUMPTION
                                 OF OBLIGATIONS


         THIS GUARANTY AND ASSUMPTION OF OBLIGATION is given this 21st day of July, 2005, by ITEC Attractions, Inc. and Paul Bluto and Ann Bluto

         In consideration of, and as inducement to, the execution of that certain Franchise Agreement of even date herewith ("Agreement") by Stockade Franchising, LP ("Franchisor"), each of the undersigned hereby personally and unconditionally (a) guarantees to Franchisor, and its successors and assigns, for the term of the Agreement and thereafter as provided in the Agreement, that Branson Restaurants, Inc. ("Franchisee") shall punctually pay and perform each and every undertaking, agreement and covenant set forth in the Agreement; and
(b) agrees to be personally bound by, and personally liable for the breach of, each and every provision in the Agreement, both monetary obligations and obligations to take or refrain from taking specific actions or to engage or refrain from engaging in~ specific activities, including, without limitation, the provisions of Section 3.04 and Section 7.04. Notwithstanding clauses (a) and
(b) above, a spouse who is also a guarantor hereunder and who becomes widowed and who does not have (and will not obtain) an ownership interest in the Franchisee, the Agreement, or any Franchise Agreement granted thereunder as an owner, co-owner, investor, member, partner, shareholder or like capacity shall not thereafter be held responsible for any monetary obligations thereafter arising out of the terms and conditions of this Guaranty and Assumption of Obligations unless any such ownership interest is acquired in any manner by the widowed spouse, or the widowed spouse's or deceased spouse's children. Notwithstanding any change in ownership resulting from the death of a spouse, all monetary obligations and liabilities existing at the time of death shall continue to be an obligation of the surviving spouse until such obligations or liabilities shall be paid in full by the estate or by the guarantor spouse. Notwithstanding the limitations set forth above, any and all other non-monetary obligatiOns of the Agreement, including without limitation the restrictions of
Section 6.04, shall remain an obligation of the surviving spouse.

         Each of the undersigned waives: (i) acceptance and notice of acceptance by Franchisor of the foregoing undertakings; (ii) notice of demand for payment of any indebtedness or non- performance of any obligations hereby guaranteed;
(iii) protest and/or non-performance of any obligations hereby guaranteed; (iv) any right it may have to require that an action be brought against Franchisee or any other person as a condition of liability; and (v) any and all other notices and legal or equitable defenses to which it may be entitled.

         Each of the undersigned consents and agrees that: (i) his/her direct and immediate liability under this guaranty shall be joint and several; (ii) he/she shall render any payment or performance required under the Agreement upon demand if Franchisee fails or refuses punctually to do so; (iii) such liability shall not be contingent or conditioned upon pursuit by Franchisor of any remedies against Franchisee or any other person; and (iv) such liability shall not be diminished, relieved or otherwise affected by any extension of time, credit, or other indulgence which Franchisor may from time-to-time grant to


                                Attachment 1 - 1

Franchisee or to any other person, including without limitation the acceptance of any partial payment or performance, or the compromise or release of any claims, none of which shall in any way modif~' or amend this guaranty, which shall be continuing and irrevocable during the term of the Agreement.

         Notwithstanding anything to the contrary, Franchisor shall use reasonable discretion and exercise reasonable efforts to cause Franchisee and primary guarantor ITEC Attractions, Inc. to perform and render payment as required by the Agreement. Such reasonable efforts failing, then and only then shall this Guaranty and Assumption of Obligations become in force or effect.

         IN WITNESS WHEREOF, each of the undersigned has hereunto written his/her signature on the same day and year as the Agreement was executed.


                               Percentage of
                               Ownership of
Guarantor(s):                   Franchisee

ITEC ATTRACTIONS, INC.

By: Paul M. Bluto                 100%                      Paul M. Bluto
Title:  CEO

Paul M. Bluto                     0%                        Paul M. Bluto

Lourette Ann Bluto                0%                        Lourette Ann Bluto



                                Attachment 1 - 2

                                  ATTACHMENT 2
                             TO FRANCHISE AGREEMENT


                   COLLATERAL ASSIGNMENT OF TELEPHONE NUMBERS,
                   TELEPHONE LISTINGS, AND INTERNET ADDRESSES


         THIS ASSIGNMENT is entered into this 21st day of July, 2005, in accordance with the terms of that certain Stockade Franchising, LP Franchise Agreement ("Franchise Agreement") between Branson Restaurants, Inc. ("Franchisee"), and Stockade Franchising, LP, a Nevada limited partnership ("Franchisor"), executed concurrently with this Assignment, under which Franchisor granted Franchisee the right to own and operate a franchise located at 3215 W. Highway 76, Branson, MO 6561 f("Franchised Restaurant").

         FOR VALUE RECEIVED, Franchisee hereby assigns to Franchisor (1) those certain telephone numbers and regular, classified or other telephone directory listings (collectively, the "Telephone Numbers and Listings") and (2) those certain Internet Website Addresses ("URLs") associated with Franchisor's trade and service marks and used from time to time in connection with the operation of the Franchised Restaurants at the address provided above. This Assignment is for collateral purposes only and, except as specified in this Agreement, Franchisor shall have no liability or obligation of any kind whatsoever arising from or in connection with this Assignment, unless Franchisor shall notify the telephone company and/or the listing agencies with which Franchisee has placed telephone directory listings (all such entities are collectively referred to as "Telephone Company") and/or Franchisee's internet service provider ("ISP") to effectuate the assignment pursuant to the terms hereof.

         Upon termination or expiration of the Franchise Agreement (without renewal or extension), Franchisor shall have the right and is hereby empowered to effectuate the assignment of the Telephone Numbers, the Listings and the URLs, and, in such event, Franchisee shall have no further right, title or interest in the Telephone Numbers, Listings and URLs, and shall remain liable to the Telephone Company and the ISP for all past due fees owing to the Telephone Company and the ISP on or before the effective date of the assignment hereunder.

         Franchisee agrees and acknowledges that as between Franchisor and Franchisee, upon termination or expiration of the Franchise Agreement, Franchisor shall have the sole right to and interest in the Telephone Numbers, Listings and URLs, and Franchisee irrevocably appoints Franchisor as Franchisee's true and lawful attorney-in-fact, which appointment is coupled with an interest, to direct the Telephone Company and the ISP to assign same to Franchisor, and execute such documents and take such actions as may be necessary to effectuate the Assignment. Upon such event, Franchisee shall immediately notify the Telephone Company and the ISP to assign the Telephone Numbers, Listings and URLs to Franchisor. If Franchisee fails to promptly direct the Telephone Company and the ISP to assign the Telephone Numbers, Listings and URLs to Franchisor, Franchisor shall direct the Telephone Company and the ISP to effectuate the assignment contemplated hereunder to Franchisor. The parties agree that the Telephone Company and the ISP may accept Franchisor's written direction, the Franchise Agreement or this Assignment as conclusive proof of Franchisor's exclusive rights in and to the Telephone Numbers, Listings, and LJRLs upon such termination or expiration and that such assignment shall be made


                                Attachment 2 - 1
automatically and effective immediately upon Telephone Company's and ISP's receipt of such notice from Franchisor or Franchisee. The parties further agree that if the Telephone Company or the ISP requires that the parties execute the Telephone Company's or the ISP's assignment forms or other documentation at the time of termination or expiration of the Franchise Agreement, Franchisor's execution of such forms or documentation on behalf of Franchisee shall effectuate Franchisee's consent and agreement to the assignment. The parties agree that at any time after the date hereof they will perform such acts and execute and deliver such documents as may be necessary to assist in or accomplish the assignment described herein upon termination or expiration of the Franchise Agreement.


ASSIGNEE:                                          ASSIGNOR:

STOCKADE FRANCHISING, LP                           FRANCHISEE

By: Stockade Franchising Management, LLC,          Branson Restaurants, Inc.
    its General Partner

By:                                                By:


ACCEPTED AND AGREED TO BY:
(Telephone Company Authorized Representative)

(Name of Telephone Company)

(Internet Service Provider Authorized Representative)



                                Attachment 2 - 2

                                  ATTACHMENT 3
                             TO FRANCHISE AGREEMENT


                            FRANCHISEE QUESTIONNAIRE


         As you know, we are about to enter into a Franchise Agreement for the operation of a Montana Mike's Steakhouse(R) franchised business ("Franchise"). The purpose of this Questionnaire is to determine whether any statements or promises were made to you that we have not authorized and that may be untrue, inaccurate or misleading. Please review each of the following questions carefully and provide honest responses to each question.


QUESTION                                                           YES      NO
1. Have you received and personally reviewed the Franchisor's       X
Uniform Franchise Offering Circular ("Offering Circular") provided to you?

2. Did you sign a receipt for the Offering Circular indicating      X
the date you received it?

3. Do you understand all of the information contained in the        X
Offering Circular?

4. Have you received and personally reviewed the Franchise          X
Agreement and each exhibit or schedule attached to it?

5. Please insert the date on which you received a copy of the Franchise Agreement with all material blanks fully completed: July 7, 2005

6. Do you understand the terms of and your obligations under        X
the Franchise Agreement?

7. Have you discussed the benefits and risks of operating           X
the Franchise with an attorney, accountant or other professional advisor?

8. Do you understand the risks associated with operating the Franchise?

9. Do you understand that the success or failure of the             X
Franchise will depend in large part upon your skills and abilities, competition, interest rates, the economy, inflation, labor and supply costs, lease terms and the marketplace?

10. Has any employee or other person speaking on our behalf         X
made any statement or promise regarding the amount of money you may earn in operating the Franchise that is contrary to, or different from, the information contained in the Offering
Circular?

11. Has any employee or other person speaking on our behalf                  X
made any statement or promise concerning the actual, average or projected profits or earnings or the likelihood of success that you should or might expect to achieve from operating the Franchise that is contrary to, or different from, the information contained in the Offering Circular?

--------------------------------------------------------------------------------

                                Attachment 3 - 1

If you answered "Yes" to any of questions 10 or 11, please provide a full explanation of your answer in the following blank lines. (Attach additional pages, if necessary, and refer to them below.) If you answered "No" to each of the foregoing questions, please leave the following lines blank.

You understand that your answers are important to us and that we will rely on them. By signing this Questionnaire, you are representing that you have responded truthfully to the above questions.


Branson Restaurants, Inc.

By:      Paul M. Bluto                             Lourette Ann Bluto
         Franchise Applicant                       Guarantor


                                Attachment 3 - 2

                                  ATTACHMENT 4
                             TO FRANCHISE AGREEMENT


                             STATE SPECIFIC ADDENDA


                Exhibit H to Uniform Franchise Offering Circular





                                Attachment 4 - 1

                                   ADDENDUM TO
                             LETTER OF UNDERSTANDING

         This ADDENDUM TO LETTER OF UNDERSTANDING is entered into this 21st day of July 2005,

         BY AND BETWEEN                        STOCKADE FRANCHISING, LP
                                               a Nevada limited partnership,
                                               hereinafter referred to as
                                               "FRANCHISOR,"

         AND                                   BRANSON RESTAURANTS, INC.
                                               a Missouri corporation,
                                               hereinafter referred to as
                                               "FRANCHISEE."

         WHEREAS, Franchisor and Franchisee have this date contemporaneously entered into a certain Franchise Agreement (the "Franchise Agreement"), dated the 21st day of July, 2005, whereby the Franchisee has been granted a "Franchise"to operate the Restaurant subject to the terms and conditions set forth therein; and

         WHEREAS, the parties desire, by execution of this Addendum, to clarify and modify the Franchise Agreement regarding certain nights and obligations contained therein.

         NOW, THEREFORE, in consideration for the execution of the Franchise Agreement and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties do hereby agree as follows:

         1. Section 7.04 of the Franchise Agreement is hereby clarified and modified as follows:

The parties acknowledge that the parent company of Franchisee, ITEC Attractions, Inc. currently operates other restaurants and agree that the Non-Compete Covenant shall not apply to these restaurants or other restaurants they may operate. Furthermore, the parties agree that ITEC, its officers and majority shareholders cannot open a restaurant substantially similar in appearance and menu offering to Montana Mike's.

         2. Section 7.06 of the Franchise Agreement is hereby modified as follows:

"Business Records" shall only have meaning with regard to customers. The terms "employees and other service professionals" shall be deleted regarding ownership of records.

         3. Section 8.01 (a) of the Franchise Agreement is hereby modified as follows:

The parties acknowledge that the Franchisee may have a future opportunity for an additional use of the premises other than exclusively the Franchised Restaurant.



                                Attachment 4 - 2

An additional non-competitive use of the premises shall be with Franchisor approval; such approval shall not be unreasonably withheld or delayed. Monies or receipts derived from such non-competitive use shall not be included in "Net Sales" as defined in Section 6.03 of the Franchise Agreement.

         4. Section 8.07 of the Franchise Agreement is hereby clarified and modified as follows:

Franchisee shall operate the Franchised Restaurant for a minimum of a 12 month period in accordance with this Section 8.07, if after such period of time Franchisee shall determine that such year-round continuous operation is economically unfeasible, franchisee may request approval from Franchisor to cease operation for a seasonal period of time; such approval shall not be unreasonably withheld or delayed.

         5. Section 11.03 of the Franchise Agreement is hereby clarified as follows:

The parties acknowledge that the parent con~any of Franchisee, ITEC Attractions, Inc. shall not be included in this Right to Audit

         6. Section 14.02 of the Franchise Agreement is hereby modified as follows:

In the event Franchisee elects to terminate the Franchise Agreement in accordance with this Section 14.02, Franchisor shall give Franchisee the limited right to operate a restaurant substantially different in appearance and menu offering than a Montana Mike's and further give a right to operate a McFarlain's Restaurant (as currently operated by the parent company of Franchisee) with substantially the same appearance and same menu as in use in McFarlain's as of the date of this agreement. The operation of another restaurant, as described in the foregoing, shall not constitute a breach of this Section 14.02.

         7. Section 15.01 (k) of the Franchise Agreement is hereby amended by deleting the same in its entirety and accordingly Section 15.01 (k) shall be of no further force, benefit or effect.

         8. Section 16.05 (b) of the Franchise Agreement is hereby modified and amended to read as follows:

         (b) The purchase price shall be paid in cash.

         9. No additions, modifications or amendments may be made hereto, except by a writing signed by both parties to this Addendum.

         10. This Letter of Understanding ani Addendum thereto may be assigned or transferred by Franchisee only in conjunction with an assignment or transfer of the Franchise Agreement and then only with the prior written approval of Franchisor.


                                 Attachment 4 -3

The parties desire, by execution of this Addendum, to clarify and modify the Franchise Agreement and except as expressly provided for herein, all other terms, conditions, rights, powers and responsibilities contained in the Franchise Agreement shall remain in full force and effect as the same are now prescribed for and provided by, the terms and conditions of the Franchise Agreement.

         IN WITNESS WHEREOF, the parties hereto have executed this Addendum on the day and year first above written.

                                      STOCKADE FRANCHISING, LP

                                      By:  Tommy M. Ford
                                           Manager and Chairman of the Board

                                           "Franchisor"


                                      BRANSON RESTAURANTS, INC.

                                            By:Paul Mr. Bluto
                                            CEO

                                            "Franchisee"



                                Attachment 4 - 4